UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

Bruker Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BRUKER CORPORATION

40 Manning Road

Billerica, MA 01821

(978) 663-3660

Dear Stockholder:

On behalf of the Board of Directors and management of Bruker Corporation, I would like to invite you to attend our 2022 Annual Meeting of Stockholders to be held on Wednesday, June 1, 2022 at 10:00 a.m., Eastern Time, online via the Internet as a virtual web conference at www.virtualshareholdermeeting.com/BRKR2022.

The Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the formal business to be conducted at the meeting, and Proxy Card accompany this letter.

In order to protect the health and well-being of our stockholders, employees, and directors in light of the ongoing COVID-19 pandemic, our 2022 Annual Meeting of Stockholders will be conducted exclusively via the Internet as a virtual web conference. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting physically in person. However, you can attend the Annual Meeting online, vote your shares during the online meeting and submit questions during the online meeting by visiting the above-mentioned website.

Pursuant to certain rules of the U.S. Securities and Exchange Commission that allow issuers to furnish proxy materials to stockholders over the Internet, we are posting our proxy materials on the Internet and delivering a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access or request a copy of our Proxy Statement and our Annual Report to Stockholders. This process substantially reduces the costs associated with printing and distributing our proxy materials.

All stockholders are invited to attend the Annual Meeting. Whether or not you attend the Annual Meeting, you are urged to vote as soon as possible. You may vote over the Internet prior to the Annual Meeting or virtually at the Annual Meeting, by telephone, or, if you requested printed copies of our proxy materials, by completing, dating and returning a Proxy Card. Please review the instructions on the Notice or on the Proxy Card regarding your voting options. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important.

I look forward to your participation and thank you for your continued support.

Sincerely,

Frank H. Laukien, Ph.D.
Chairman, President and Chief Executive Officer

BRUKER CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

Notice is hereby given that the 2022 Annual Meeting of the Stockholders of Bruker Corporation will be held on Wednesday, June 1, 2022, at 10:00 a.m., Eastern Time, online via live webcast at www.virtualshareholdermeeting.com/BRKR2022, for the following purposes:

1.	To elect the nominees for director named in the accompanying Proxy Statement to hold office until the 2025 Annual Meeting of Stockholders.

2.	To hold an advisory vote to approve the compensation paid to our named executive officers.

3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2022.

4.	To approve the Bruker Corporation 2022 Employee Stock Purchase Plan.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 7, 2022 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for examination during ordinary business hours for 10 days prior to the Annual Meeting at our principal executive offices at 40 Manning Road, Billerica, MA 01821. This stockholder list will also be available for review online during the Annual Meeting.

By order of the Board of Directors

Frank H. Laukien, Ph.D.
Chairman, President and Chief Executive Officer

Billerica, Massachusetts

April 22, 2022

**************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, JUNE 1, 2022:

This Proxy Statement and the accompanying Annual Report are available electronically at:

https://ir.bruker.com/financial-info/annual-meeting-materials/.

BRUKER CORPORATION

2022 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT TABLE OF CONTENTS

BRUKER CORPORATION

PROXY STATEMENT

We are furnishing this Proxy Statement in connection with the solicitation of proxies by our Board of Directors, or Board, for use at our 2022 Annual Meeting of Stockholders, or the 2022 Annual Meeting, to be held on June 1, 2022, in the virtual meeting format set forth in the notice of the meeting and at any adjournments of the meeting. We are providing access to our proxy materials over the Internet. On April 22, 2022, we mailed a Notice of Internet Availability of Proxy Materials, or the Notice, to stockholders, unless they requested a printed copy of our proxy materials. The Notice contains instructions on how to access our proxy materials and how to vote. If you would like to receive a paper or e-mail copy of our proxy materials, please follow the instructions in the Notice. If you requested printed versions of these materials by mail, they will also include a Proxy Card for the 2022 Annual Meeting.

Throughout this Proxy Statement, the terms “we,” “us,” “our” and “Bruker” refer to Bruker Corporation.

GENERAL INFORMATION ABOUT THE 2022 ANNUAL MEETING AND VOTING MATTERS

The 2022 Annual Meeting will be conducted as a virtual meeting of stockholders. We will host the 2022 Annual Meeting live online via webcast. You will be able to attend the 2022 Annual Meeting online, vote your shares online during the 2022 Annual Meeting and submit your questions online during the 2022 Annual Meeting by visiting www.virtualshareholdermeeting.com/BRKR2022. There will not be a physical meeting location and you will not be able to attend the 2022 Annual Meeting physically in person. The webcast will start at 10:00 a.m., Eastern Time, on Wednesday, June 1, 2022. You will need the control number included on your Notice, Proxy Card or in the instructions from your broker in order to be able to enter the 2022 Annual Meeting online. Information contained on this website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

Please go to www.virtualshareholdermeeting.com/BRKR2022 before the start of the meeting for instructions on how to attend and participate online. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, there will be a toll-free number and international number available on www.virtualshareholdermeeting.com/BRKR2022. Technicians will be ready to assist you with any technical difficulties you may have, beginning 15 minutes prior to through the conclusion of the meeting. You will have the ability to test the system before the 2022 Annual Meeting starts.

The holders of a majority in interest of all of our common stock, par value $0.01 per share, or Common Stock, issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the 2022 Annual Meeting in order to constitute a quorum for the transaction of business. Each share of our Common Stock outstanding on the record date of April 7, 2022 will be entitled to one vote on all matters.

A description of the voting requirements and related effect of abstentions and broker non-votes on each item proposed for stockholder action is as follows:

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions, “Withhold” Votes and Broker Non-Votes
Item 1 – Election of Four Directors: • Bonnie H. Anderson • Frank H. Laukien, Ph.D. • John Ornell • Richard A. Packer	• “For” all nominees; • “Withhold” for all nominees; or • “Withhold” from one or more nominees	“For” all nominees	Plurality: the individuals who receive the greatest number of votes cast “For” will be elected	No impact on election outcome

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions, “Withhold” Votes and Broker Non-Votes
Item 2 – Advisory Vote to Approve the 2021 Compensation of Our Named Executive Officers	“For,” “Against,” or “Abstain”	“For”	Majority of shares present and entitled to vote	• Abstentions are treated as votes “against” • Broker non-votes have no effect

Item 3 – Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2022	“For,” “Against,” or “Abstain”	“For”	Majority of shares present and entitled to vote	• Abstentions are treated as votes “against” • Brokers have discretion to vote on this item

Item 4 – Approval of Bruker Corporation 2022 Employee Stock Purchase Plan	“For,” “Against,” or “Abstain”	“For”	Majority of shares present and entitled to vote	• Abstentions are treated as votes “against” • Broker non-votes have no effect

Any proxy that is voted according to the instructions included in the Notice or on the Proxy Card will be voted in the manner instructed by the stockholder, and if no instructions are given, the shares represented thereby will be voted “FOR” all nominees for director in Proposal No. 1 and “FOR” approval of Proposals No. 2, 3 and 4. In addition, if other matters come before the meeting, the persons named in the accompanying proxy will have discretion to vote on those matters in accordance with their best judgment. Stockholders of record may revoke their proxies by attending the 2022 Annual Meeting online and virtually casting their votes or by giving written notice of revocation to the Secretary of Bruker at any time before the proxy is exercised. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to vote at the meeting, you will not be permitted to vote at the meeting online unless you first obtain a proxy issued in your name from the record holder.

If your shares are held in the “street name” of a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to certain of the proposals to be acted upon. If the broker or nominee is not given instructions as to how to vote such shares, the broker has authority to vote those shares for or against “routine” matters, such as Proposal No. 3. Brokers cannot vote on their customers’ behalf on “non-routine” matters such as Proposals No. 1, 2 and 4. If you do not provide voting instructions for each of these proposals, this will result in a “broker non-vote” with respect to the matters for which you did not provide voting instructions. If the brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions, those shares will be counted for purposes of establishing a quorum to conduct business at the 2022 Annual Meeting, but will not be counted for purposes of determining whether stockholder approval of the particular matter has been obtained.

We will bear the cost of any proxy solicitation. Although we expect that the solicitation will be primarily by mail and e-mail, regular employees or our representatives (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone or in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at our expense.

Our principal executive offices are located at 40 Manning Road, Billerica, Massachusetts 01821, and our telephone number is (978) 663-3660.

Record Date and Voting Securities

Only stockholders of record at the close of business on April 7, 2022, or the Record Date, are entitled to notice of and to vote at the 2022 Annual Meeting. As of the Record Date, 149,291,998 shares of Common Stock were outstanding and entitled to vote. Each outstanding share of our Common Stock entitles the record holder to one vote. Broadridge Financial Solutions, Inc., or Broadridge, will tabulate all votes that are received prior to the 2022 Annual Meeting. The inspector of elections, who will be one of our employees or a representative of Morgan, Lewis & Bockius LLP, will receive Broadridge’s tabulation, tabulate all other votes, and certify the voting results.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation provides that our Board will consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year for a three-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the Board, each class consisting, as nearly as possible, of one-third the total number of directors. There are currently 11 members of our Board, consisting of, four Class II directors serving terms expiring at our Annual Meeting of Stockholders in 2023, three Class III directors serving terms expiring at our Annual Meeting of Stockholders in 2024 and four Class I directors serving terms expiring at the 2022 Annual Meeting. The four current Class I directors whose terms expire at our 2022 Annual Meeting of Stockholders are Bonnie H. Anderson, Frank H. Laukien, Ph.D., John Ornell and Richard A. Packer.

The first proposal on the agenda for the 2022 Annual Meeting is the election of Bonnie H. Anderson, John Ornell, Frank H. Laukien, Ph.D. and Richard A. Packer to serve as Class I directors for three-year terms beginning at the 2022 Annual Meeting and ending at our Annual Meeting of Stockholders in 2025, or in each case, until a successor has been duly elected and qualified. Each of Ms. Anderson, Dr. Laukien and Messrs. Ornell and Packer is currently serving as a Class I director. All nominees were unanimously approved by our Board, including unanimous approval by our independent directors, upon the recommendation of the Nominating & Governance Committee.

Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees as director. If any nominee is unwilling or unable to serve as a nominee for director at the time of the 2022 Annual Meeting, the proxies may be voted for a substitute nominee who will be designated by the present Board to fill such vacancy. Alternatively, if no such nominee is designated, a vacancy will be created in Class I. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

The Board of Directors recommends a vote FOR the election of Bonnie H. Anderson, Frank H. Laukien, Ph.D., John Ornell and Richard A. Packer to serve as Class I directors.

CORPORATE GOVERNANCE

Certain Information Regarding Directors and Nominees

The biographies of the nominees and each of our continuing directors are below and include the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director of Bruker.

Nominees for Election to a Three-Year Term Expiring at the 2025 Annual Meeting

Bonnie H. Anderson	Age 64	Director Since 2020

Ms. Anderson is the Co-Founder and Executive Chairwoman of the Board of Veracyte, Inc., a publicly traded global diagnostics company, where from 2008 to 2021 she served as Chief Executive Officer, and also served as President from 2013 to 2017. Ms. Anderson previously acted as an independent strategic consultant from 2006 to 2008. From September 2000 to March 2006, Ms. Anderson served as a Vice President at Beckman Coulter, Inc., a publicly traded manufacturer of biomedical testing instrument systems, tests and supplies. Ms. Anderson currently serves on the boards of directors of DNA Scripts, a private biotechnology company, and the Biotechnology Innovation Organization, a biotechnology trade organization, and she is also a trustee emeritus of the Keck Graduate Institute of Applied Life Sciences. Ms. Anderson holds a Bachelor of Science degree in Medical Technology from Indiana University of Pennsylvania. Ms. Anderson brings to the Board extensive genomics testing and diagnostics business expertise, as well as deep insights into oncology, hematology and immunology diagnostic tools and clinical workflows. Additionally, Ms. Anderson brings extensive knowledge of public company corporate governance matters attributable to her experience leading and advising public companies.

Ms. Anderson serves on our Compensation Committee.

Frank H. Laukien, Ph.D.	Age 62	Director Since 1991

Dr. Frank H. Laukien has been our Chairman, President and Chief Executive Officer since February 1991 and is our largest stockholder. Dr. Laukien also serves as a director of various subsidiaries of Bruker, none of which are publicly traded companies. Dr. Laukien serves as a director of Analytical, Life Science & Diagnostics Association, or ALDA, and served as its Chairman from 2002 to 2003. Dr. Laukien holds a Bachelor of Science degree in physics from MIT, as well as a Ph.D. in chemical physics from Harvard. Dr. Laukien was a member of the Dean’s Advisory Committee of the MIT School of Science until 2014, and presently serves on the Visiting Committee of the MIT Department of Chemistry. In May 2017, Dr. Laukien was elected a senator of acatech, the German National Academy of Science and Engineering. Dr. Laukien is a co-chair of the AACR scientific working group on Cancer Evolution, and a Visiting Scholar at the Department of Chemistry & Chemical Biology at Harvard University. Dr. Laukien is also a co-founder of two start-up venture companies in therapeutics and space exploration, respectively, as well as of the non-profit Galileo Project at Harvard University. As our largest stockholder and based on his long history of leading profitable growth at Bruker, Dr. Laukien brings to the Board the perspective of a significant stakeholder with an in-depth knowledge of all aspects of our operations. He also provides extensive executive experience in organizational management, strategic planning, finance, global business development and life science tools and diagnostics markets, as well as the scientific, diagnostic and technical background required for a deep understanding of our key technologies, markets and industry dynamics.

John Ornell	Age 64	Director Since 2015

Mr. Ornell is retired from Waters Corporation, or Waters, where he served as Vice President, Finance and Administration and Chief Financial Officer from 2001 to 2013. During his time at Waters, he was also responsible for information technology, investor relations and the TA Instruments Division. Joining Waters in 1994, Mr. Ornell served in a variety of operational and financial leadership roles before assuming the position of Waters’ Chief Financial Officer. During 2014, Mr. Ornell continued to serve Waters on a part-time, transitional basis. Prior to joining Waters, Mr. Ornell progressed through a series of roles of increasing responsibility at a number of multinational corporations, primarily in operational finance functions. Mr. Ornell holds a Bachelor of Science degree in Business Administration and a Bachelor of Arts degree in Economics from the University of New Hampshire, as well as a Master of Business Administration degree from Southern New Hampshire University. He is a Certified Management Accountant and a Certified Public Accountant. Mr. Ornell brings to the Board a depth of knowledge in the life sciences and analytical instruments industry, as well as a global perspective with significant experience managing the operational, strategic and financial matters of life sciences companies.

Mr. Ornell serves as Chair of our Audit Committee.

Richard A. Packer	Age 64	Director Since 2007

Mr. Packer is a Primary Executive Officer of Asahi Kasei Corporation and co-leader of Asahi Kasei’s healthcare business unit. Mr. Packer also serves as the non-executive Chairman of ZOLL Medical Corporation, a manufacturer of resuscitation devices and related software solutions that was publicly traded until it was acquired by Asahi Kasei Corporation in April 2012. From November 1999 to April 2016, Mr. Packer was the Chief Executive Officer and a director of ZOLL. He served as Chairman of ZOLL from 1999 until November 2010. From 1996 until his appointment as Chairman and Chief Executive Officer in 1999, Mr. Packer served as ZOLL’s President, Chief Operating Officer and director. From 1992 to 1996, he served as Vice President of Operations of ZOLL and also served as Chief Financial Officer and Head of North American Sales of ZOLL from 1995 to 1996. Prior to joining ZOLL, Mr. Packer served for five years as Vice President of various functions for Whistler Corporation, a consumer electronics company. Before joining Whistler in 1987, Mr. Packer was a manager with the consulting firm of PRTM/KPMG, specializing in the operations of high technology companies. Mr. Packer has served as a director of Teleflex Incorporated, a publicly traded provider of medical devices, since May 2017 and is a member of the Teleflex Incorporated governance committee. Mr. Packer is also a director of Bolder Surgical, a venture backed manufacturer of surgical instruments. Mr. Packer is the past Chairperson of MassMEDIC, the industry council for Medical Devices in Massachusetts. He also currently serves as a board member of the Medical Device Manufacturers Association and the ZOLL Foundation. Mr. Packer holds a Master of Business Administration from the Harvard Business School, as well as Bachelor of Science and Master of Engineering degrees from Rensselaer Polytechnic Institute. Mr. Packer has extensive financial, operations and management experience in the medical devices industry. He also brings to the Board significant experience in corporate governance, strategic planning and public company compensation matters.

Mr. Packer serves on our Nominating & Governance Committee and is the Chair of our Compensation Committee.

Directors Continuing in Office until the 2023 Annual Meeting

Cynthia M. Friend, Ph.D.	Age 67	Director Since 2016

Dr. Friend is the President and CEO of the Kavli Foundation, a philanthropic organization dedicated to advancing scientific causes for the public good, and on leave from Harvard University, where she has been the Theodore Williams Richards Professor of Chemistry since 1998 and a Professor of Materials Science since 2002. Dr. Friend has served in a variety of senior faculty and leadership roles at Harvard, including several advisory roles for the Dean of Faculty of Arts and Sciences and as Chair of the Harvard University Department of Chemistry and Chemical Biology from 2004 to 2007. From 2013 until 2019, Dr. Friend served as Director of the Rowland Institute at Harvard University, a non-profit organization whose goal is to support the high risk/high reward research of early career scientists. In 2014, she became Director of the Energy Frontier Research Center for Sustainable Catalysis at Harvard University, a Department of Energy-funded multi-institution effort focused on the design of efficient catalytic processes, where her responsibilities include management of the fiscal health of the Center and strategic scientific planning. Dr. Friend has received numerous awards for her scientific research and scholarship and has served on a number of research and scientific advisory boards and panels. She is currently the Chair of the Basic Energy Sciences Advisory Committee, a Federal Advisory Committee. Dr. Friend holds a Ph.D. in Chemistry from the University of California, Berkeley. Dr. Friend brings to the Board extensive technical expertise and significant experience in the investment strategy and infrastructure of academic as well as government research markets. Further, Dr. Friend has substantial management experience in non-profit scientific institutions and brings to the Board valuable insight into science policy and scientific research funding priorities.

Dr. Friend serves on our Compensation Committee.

Marc A. Kastner, Ph.D.	Age 76	Director Since 2015

Dr. Kastner is currently an adjunct Professor of Physics at Stanford University. Dr. Kastner serves as the Senior Science Advisor to the Science Philanthropy Alliance, a non-profit organization whose goal is to increase private funding for fundamental research. Dr. Kastner previously served as the President for this organization from March 2015 to December 2019. In January 2016, he became Donner Professor of Science Emeritus at Massachusetts Institute of Technology, or MIT, having held the Donner Chair since 1989. After joining the MIT Department of Physics in 1973, Dr. Kastner served in a variety of senior faculty and leadership roles at MIT, including as Dean of the MIT School of Science from July 2007 to December 2013, Head of the MIT Department of Physics from 1998 to 2007, Director of MIT’s Center for Materials Science and Engineering from 1993 to 1998 and as Associate Director of MIT’s Consortium for Superconducting Electronics from 1989 to 1992. Dr. Kastner previously served a term on our Board from February 2013 to May 2014. Dr. Kastner has received numerous awards for his scientific research and scholarship and currently serves on a number of research and scientific advisory boards. Dr. Kastner holds a Ph.D. in Physics from the University of Chicago. Dr. Kastner brings to the Board significant expertise in recent and emerging scientific, technological and research funding trends, as well as in academic and government research markets, from which we derive approximately half of our revenues. Moreover, Dr. Kastner has extensive organizational and management experience in non-profit institutions and valuable insights into U.S. government research management and priorities.

Dr. Kastner is the Chair of our Nominating & Governance Committee. Dr. Kastner has advised the Board that he intends to retire, and he will not stand for re-election at the 2023 Annual Meeting of Stockholders.

Philip Ma, Ph.D.	Age 57	Director Since 2022

Dr. Ma is the Chief Executive Officer, Founder and a Director of PrognomiQ, Inc., or PrognomiQ, a privately held healthcare company. Prior to founding PrognomiQ, Dr. Ma served as Chief Business Officer and President of Seer, Inc., or Seer, a publicly traded healthcare company which he co-founded, from September 2017 to June 2020, and as Chief Business Officer and Executive Vice President, Corporate and Business Development from June 2020 to October 2020. Dr. Ma remains a strategic advisor to Seer. Prior to his time at Seer, Dr. Ma served as Vice President, Digital Health Technology and Data Services at Biogen, Inc., a publicly traded biotechnology company, from October 2015 to April 2017. Previously, Dr. Ma served as a Director and Senior Partner at McKinsey & Company, a global management consulting firm, from July 1994 to May 2015. Dr. Ma brings to the Board a wealth of experience in life science, multiomics technology, cancer biomarker diagnostics and the global biopharmaceutical business. Dr. Ma holds a Bachelor of Arts Degree in Biochemistry from Harvard College, a Master of Philosophy Degree from Oxford University, where he was a Rhodes Scholar, and a Ph.D. in Biology from the Massachusetts Institute of Technology, where he was a macromolecular crystallographer.

Hermann Requardt, Ph.D.	Age 67	Director Since 2015

Dr. Requardt currently serves as an independent strategic advisor to a number of European public and private life science and healthcare technology companies. From 2009 to February 2015, he served as Chief Executive Officer of the healthcare division of Munich, Germany-based Siemens AG. He also served as Chief Technology Officer of Siemens AG from 2008 through 2011. Additionally, from 2006 through January 2015, he was a member of the Siemens AG Managing Board, during which time he also held a variety of regional and operational responsibilities at Siemens AG and its affiliates. Dr. Requardt joined Siemens AG Medical Solutions in 1984 and served there in roles of increasing responsibility before assuming global responsibility for the magnetic resonance business unit in 1994. Dr. Requardt is an honorary Professor of Physics at the University of Frankfurt and serves on several academic and industrial boards in Germany, including, among other roles, as Vice President of acatech, the National Academy of Science and Engineering. He also is a member of the Advisory Board of Dekra SE, headquartered in Stuttgart, Germany, and the Supervisory Board of Sivantos Group, which was Siemens Audiology Solutions prior to its spin-off from Siemens AG in early 2015. Dr. Requardt has served as non-executive director of Sphere Medical Ltd., Cambridge, United Kingdom since 2018. Dr. Requardt holds a Ph.D. in Biophysics, with a focus on radiation biophysics and microbiology, from the University of Frankfurt. In addition to his global and technical industry expertise, Dr. Requardt brings to the Board significant experience in the management and strategic planning of life sciences companies.

Dr. Requardt serves on our Compensation Committee and our Nominating & Governance Committee.

Directors Continuing in Office until the 2024 Annual Meeting

William A. Linton, Ph.D.	Age 74	Director Since 2000

Since 1978, Dr. Linton has served as the Chairman, President and Chief Executive Officer of Promega Corporation in Madison, Wisconsin, a privately held life science supply company founded by Dr. Linton. Dr. Linton received a Bachelor of Science degree from University of California, Berkeley in 1970 and honorary doctorate degrees from Hannam University (Korea) in 2004 and the University of Wisconsin Madison in 2015. Dr. Linton is a director of ALDA, a director of Heffter Research Institute (a non-profit research institute), a member of the Supervisory Board of Eppendorf AG, Hamburg (a private life sciences company), founder and Executive Director of Usona Institute (a non-profit medical research organization) and President of the BioPharmaceutical Technology Center Institute (a non-profit organization). Dr. Linton brings to the Board extensive executive, international operations management and technical expertise in the life sciences industry, as well as significant experience in strategic planning, corporate governance, and executive compensation matters.

Dr. Linton serves on our Nominating & Governance Committee. Dr. Linton also serves as the lead director of our Board. He was appointed lead director in March 2004 by the independent members of the Board.

Adelene Q. Perkins	Age 62	Director Since 2017

Ms. Perkins currently serves as Chief Executive Officer of Infinity Pharmaceuticals, Inc. (Ticker: INFI), or Infinity, a publicly traded clinical-stage biopharmaceutical company, a position she has held since January 2010. Ms. Perkins also has served as Chair of Infinity’s board of directors since November 2012. Within Infinity, Ms. Perkins served as President and Chief Business Officer from October 2008 through December 2009, and as Executive Vice President and Chief Business Officer from June 2002 to October 2008. Prior to her time at Infinity, Ms. Perkins served as Vice President of Business and Corporate Development of TransForm Pharmaceuticals, Inc. (a privately held specialty pharmaceutical company) from 2000 to 2008. From 1992 to 1999, she held various positions at Genetics Institute (now a unit of Pfizer Inc.), and from 1985 to 1992, she was with the management consulting firm, Bain & Company. Ms. Perkins currently serves on the boards of directors of the Massachusetts General Hospital, of BIO (Biotechnology Industry Organization), of the Massachusetts Biotechnology Council and of two biotechnology industry trade organizations. She is also the Vice Chairman of the board of Project Hope, a not-for-profit social service agency. She previously served on the board of Padlock Therapeutics, Inc. (a privately held biotechnology company), prior to its acquisition by Bristol-Myers Squibb Company in 2016. Ms. Perkins holds a Master of Business Administration from the Harvard Business School, as well as a Bachelor of Science degree in chemical engineering from Villanova University. Ms. Perkins has more than 30 years of international business and corporate strategy experience and brings to the Board a valuable understanding of the pharmaceutical and life sciences industries, as well as significant experience in various aspects of public company management and governance.

Ms. Perkins serves on our Audit Committee.

Robert Rosenthal, Ph.D.	Age 65	Director Since 2015

Dr. Rosenthal serves as Chairman of the Board of Taconic Biosciences, Inc., a privately held provider of research models for the pharmaceutical and biotech industry, where from 2014 to 2018 he also served as Chief Executive Officer. Dr. Rosenthal previously served since 1995 in a variety of senior management positions with companies involved in the development of diagnostics, therapeutics, medical devices, and life sciences tools, most recently including from 2010 through 2012 as President and Chief Executive Officer of IMI Intelligent Medical Implants, AG, a medical technology company, and from 2005 through 2009 as President and Chief Executive Officer of Magellan Biosciences, Inc., a provider of clinical diagnostics and life sciences research tools. Earlier in his career, Dr. Rosenthal served in senior management positions at Perkin Elmer Inc. and Thermo Fisher Scientific, Inc. Dr. Rosenthal has served since 2007 as a director of Safeguard Scientifics, Inc., a publicly traded provider of capital for early and growth-stage companies, and as Chairman of its board of directors since May 2016. Dr. Rosenthal has also been a member since 2019 of the board of directors of InVivo Therapeutics, a publicly traded company focused on research related to spinal cord injuries. He also currently serves as a director of Galvanic Applied Sciences, Inc., a privately held Canadian company. Dr. Rosenthal holds a Ph.D. from Emory University and a Master of Science degree from the State University of New York. Dr. Rosenthal brings to the Board an extensive understanding of corporate governance attributable to his public company board experience as well as an entrepreneurial perspective attributable to his success as an entrepreneur.

Dr. Rosenthal serves on our Audit Committee.

Board Diversity Matrix

Board Diversity Matrix (As of April 7, 2022)

Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	8	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+			0
Did Not Disclose Demographic Background			1

Board Leadership Structure

Under our Amended and Restated Bylaws, the Chairman of our Board has the power to preside at all meetings of the Board. The current leadership structure of our Board consists of a combined Chairman and Chief Executive Officer position and a lead independent director that is appointed by the independent directors. Accordingly, Dr. Frank H. Laukien, our Chief Executive Officer and President, serves as the Chairman of our Board and has done so throughout the time we have been a public company. The Board does not have a fixed policy regarding the combination or separation of the offices of Chairman and Chief Executive Officer. Rather, our Board believes that it should have the flexibility to make these determinations in the way that it considers best to provide appropriate leadership for Bruker. The Board has determined that combining the positions of Chairman and Chief Executive Officer is most appropriate for the Company at this time.

The Chief Executive Officer is appointed by our Board to manage our daily affairs and operations. Having served as our Chief Executive Officer since 1991, Dr. Laukien has extensive industry knowledge and a long history of direct involvement in our operations. Accordingly, the Board believes this makes him best suited to serve as Chairman in order to:

•	Lead the Board in productive discussions on important matters affecting Bruker;

•	Create a firm link between management and the Board and promote the development and implementation of corporate strategy;

•	Determine necessary and appropriate agenda items for meetings of the Board with input from the independent lead director and Board committee chairs; and

•	Determine and manage the amount of time and information devoted to discussion and analysis of agenda items and other matters that may come before the Board.

Additionally, Dr. Laukien’s significant equity ownership of approximately 27.1% of the outstanding shares of our Common Stock means that he has a close and direct alignment of interests with the interests of our other stockholders.

Our Board structure also fosters strong oversight by independent directors. Dr. William A. Linton serves as our lead independent director and was appointed by the independent directors to ensure independent leadership. The lead independent director’s responsibilities include:

•	Consulting with the Chairman and Chief Executive Officer regarding agenda items for Board meetings;

•	Chairing executive sessions of the independent directors;

•	Calling executive sessions of the independent directors and advising the Chairman and Chief Executive Officer of relevant actions or deliberations at such sessions;

•	Acting as a liaison between the independent directors and the full Board, as necessary; and

•

Establishing, in consultation with the Chairman and Chief Executive Officer and any appropriate Board committees, procedures to govern the Board’s work, ensuring that the Board is appropriately approving strategy and supervising management’s progress.

The Board believes that this approach appropriately and effectively complements our combined Chairman and Chief Executive Officer role.

We are committed to strong corporate governance, and our Nominating & Governance Committee and our Board regularly review our governance structure, including our classified board structure. Our Restated Certificate of Incorporation divides our Board into three classes, with each class elected to serve a three-year term. As a result, at each annual meeting of shareholders, approximately one-third of our directors are elected to serve for a three-year term. Our Nominating & Governance Committee and our Board periodically consider the continued appropriateness of this classified board structure, and believe that our classified board structure provides important benefits, including enhanced stability and continuity of leadership because our Board will always include directors with prior experience with our company, and these experienced directors help our Board maintain a long-term perspective, leading to sustainable decisions in the long-term interests of our stockholders and other important stakeholders, and maximizing our value for stockholders in the event of an unsolicited takeover attempt.

Board Independence

There are currently 11 members of our Board. All of our current directors and director nominees, other than Frank H. Laukien, our Chief Executive Officer, and Philip Ma, meet the independence requirements set forth in Nasdaq Stock Market, or Nasdaq, listing rules. In making its independence determinations, the Board considered, among other things, relevant transactions between Bruker and entities associated with the independent directors, as described in this Proxy Statement under the heading “2021 Transactions with Related Persons,” and determined that none have any relationship with Bruker or other relationships that would impair the directors’ independence. Following the 2022 Annual Meeting, the Board will consist of eleven members, nine of whom are independent.

Board Meetings and Board Committees

During 2021, the Board held four meetings. The Board meets in executive session during each regularly scheduled Board meeting. In 2021, every director attended at least 75% of the total number of Board meetings and committee meetings of which he or she was a member (during the period he or she served on the Board and on such committees). It is the policy of our Board that at least two directors, including at least one independent director, attend our Annual Meeting, either in person or by electronic means. Two directors, including one independent director, attended our 2021 Annual Meeting.

As described below, the Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating & Governance Committee. Each Committee’s charter is available on our website at https://ir.bruker.com under the “Corporate Governance” section.

Audit Committee. The Audit Committee met eight times during 2021. The Audit Committee currently consists of John Ornell, Adelene Q. Perkins and Robert Rosenthal, each of whom is financially literate and satisfies the applicable independence requirements of the rules and regulations of the Securities and Exchange Commission, or SEC, and Nasdaq. Under these rules, we are required to have an Audit Committee consisting of at least three independent members. The Audit Committee has determined that Mr. Ornell, the Chair of the Audit Committee, is an “audit committee financial expert” within the meaning of the SEC’s rules and regulations and has the level of financial sophistication required by Nasdaq Rule 5605(c)(2)(A). The primary purpose of the Audit Committee is to oversee the accounting and financial reporting processes and audits of the financial statements and internal control over financial reporting of Bruker and to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of Bruker and its subsidiaries. In fulfilling its purpose, the Audit Committee is charged with the following responsibilities:

•

Selecting, retaining and overseeing the independent registered public accountants, including pre-approving all audit and non-audit services provided to us by our independent auditors, determining the compensation of the independent auditors, reviewing the performance of the independent auditors and replacing or terminating the independent auditors when circumstances warrant;

•	Reviewing and discussing with the independent auditors and management the annual financial statements and the audit thereof;

•	Reviewing and monitoring results of compliance programs, including Bruker’s Code of Conduct; and

•

Establishing and monitoring procedures for (i) the receipt, retention or treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.

None of the members of the Audit Committee has participated in the preparation of our financial statements at any time during the last three fiscal years.

Compensation Committee. The Compensation Committee met four times and acted by unanimous written consent one time during 2021. The Compensation Committee currently consists of Bonnie H. Anderson, Cynthia M. Friend, Richard A. Packer and Hermann Requardt, all of whom meet the independence requirements of Nasdaq. Mr. Packer is the Chair of the Compensation Committee. The role of the Compensation Committee is to discharge the responsibilities of the Board relating to compensation of the Chief Executive Officer and the other executive officers of Bruker and to review and advise the Board on general policy matters relating to Bruker’s compensation and employee benefit programs. Accordingly, the Compensation Committee is charged with the following responsibilities:

•	Administering our stock incentive plan;

•	Determining the Chief Executive Officer’s salary, bonus, and equity based compensation;

•	Overseeing the executive compensation program for our other executive officers; and

•	Reviewing general policy matters relating to compensation and making recommendations concerning these matters to the Board.

Our Chief Executive Officer, General Counsel and Vice President, Corporate Human Resources may routinely attend meetings of the Compensation Committee to provide information relating to matters the Compensation Committee is considering; please see the section entitled “Role of Management” on page 23 for a more detailed discussion regarding the role of management in making compensation decisions. The Compensation Committee may, from time to time, meet in executive session without any executive officers or other members of management present.

Nominating & Governance Committee. The Nominating & Governance Committee met four times during 2021. The Nominating & Governance Committee currently consists of Marc A. Kastner, William A. Linton, Richard A. Packer and Hermann Requardt, all of whom meet the independence requirements of Nasdaq. Dr. Kastner is the Chair of the Nominating & Governance Committee. The purpose of the Nominating & Governance Committee is to assist the Board in identifying and recruiting individuals qualified to become Board members, consistent with criteria approved by the Board, and to recommend to the Board director nominees for election at the next annual meeting of stockholders, or for election by the Board to fill open seats between annual meetings, as well as to assist the Board in establishing and maintaining corporate governance standards and policies. Accordingly, the Nominating & Governance Committee is charged with the following responsibilities:

•	Considering candidates proposed by the Nominating & Governance Committee, by any other director, or by any stockholder;

•	Receiving comments from all directors regarding director qualifications of candidates considered for directorship;

•

Developing and implementing the screening, interviewing and recruitment process necessary to identify qualified and willing candidates for membership on the Board, as well as on the Board’s committees;

•	Overseeing our onboarding program for new members of the Board;

•	Reviewing our Stock Ownership Guidelines to determine compliance by our executive officers and directors;

•	Overseeing a process for the full Board to discuss CEO and executive officer succession planning; and

•

Monitoring and evaluating developments in law and practice relating to corporate governance trends and best practices and recommending to the Board appropriate changes to our corporate governance policies and practices.

At a meeting held in February 2022, the Nominating & Governance Committee unanimously recommended to the full Board each of the current nominees for director.

Director Nominations

Upon recommendation of the Nominating & Governance Committee, the qualifications of candidates will be reviewed by at least a majority of our independent directors, as well as the full Board. Stockholders may recommend director candidates for inclusion in the slate of nominees which the Board recommends to stockholders for election as described below.

The process followed to identify and evaluate potential candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by the members of the Nominating & Governance Committee, the independent directors and the full Board. The Nominating & Governance Committee, the independent directors and the full Board are each authorized to retain advisers and consultants and to compensate them for their services.

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but we strive to identify and recruit director candidates with a variety of complementary skills, expertise and backgrounds so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business. The Nominating & Governance Committee seeks to promote diversity in Board composition, recognizing that our businesses and operations are diverse and global in nature. In considering individual director candidates, the Nominating & Governance Committee takes into account such factors as diversity in professional experience, skills and background, as well as diversity in gender, race and ethnicity. When we search for new directors, the Nominating & Governance Committee advises our search firms to actively seek to identify qualified, diverse candidates, including women and people in other underrepresented groups. As a global company with worldwide operations, we also strive to maintain geographic and international diversity on our Board by ensuring an appropriate mix of directors with experience operating international businesses.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including any candidate recommended by a stockholder, the Board and the independent directors apply the following criteria:

•	experience in aspects of business or technology relevant to our business;

•	sufficient time available to devote to our affairs;

•	character and integrity;

•	ability to represent the best interests of stockholders as a whole rather than special interest groups;

•	willingness to participate actively as a Board member; and

•	communication, decision-making and interpersonal skills.

The Board and the independent directors may also consider the following for some director nominees:

•	experience serving as a director of a public company;

•	familiarity with corporate governance issues;

•	experience in running a comparable company or a division of a comparable company;

•	insight into our strategy, business model, operations, and financials;

•	knowledge of industry trends and markets;

•	independence, as determined in accordance with SEC rules and Nasdaq listing standards; and

•	qualification as an “audit committee financial expert” to serve on the Audit Committee in accordance with SEC and Nasdaq definitions.

In evaluating candidates recommended by the Nominating & Governance Committee, the Board and the independent directors do not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, backgrounds and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may communicate directly with the Nominating & Governance Committee by written communication submitted to J. Brent Alldredge, Secretary of Bruker, at the address set forth below under “Stockholder Communications.” Stockholders may use this process, complying with the specific requirements of our Amended and Restated Bylaws, to suggest potential nominees to the Board. We forward suggested nominees to the Nominating & Governance Committee and the proposed candidates are evaluated using substantially the same process and applying the same criteria we apply in evaluating candidates submitted by Board members. We must receive nominations within the timeframe set forth below under “Time for Submission of Stockholder Proposals.”

Role of the Board in Risk Oversight

Our Board considers general oversight of our risk management efforts to be a responsibility of the entire Board. The Audit and Compensation Committees assist the Board in carrying out this responsibility by focusing on specific key areas of risk that our business faces. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to Bruker, or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic and reputational risks. The full Board, the Audit Committee (in the case of financial and compliance risks that are within the oversight of the Audit Committee) or the Compensation Committee (in the case of matters relating to our compensation policies and practices), receive these reports from members of management to enable the Board or the Audit or Compensation Committees, as applicable, to understand our risk identification, risk management, and risk mitigation strategies. To facilitate this process and assist the Audit Committee in fulfilling its responsibility for monitoring legal and compliance risks, we rely in part upon our General Counsel and our Senior Director of Internal Audit. The Audit Committee Chair is authorized to give instructions and assignments directly to the Head of Internal Audit who reports directly and only to the Audit Committee Chair on these matters. When a report is evaluated at the Audit Committee level, the Chair of the Audit Committee subsequently reports on the matter to the full Board to ensure coordination of the Board’s risk oversight activities. Our Board also believes that risk management is an integral part of our strategic planning process, which addresses, among other things, the risks and opportunities facing our business.

Role of the Board in Succession Planning

Our Nominating & Governance Committee is responsible for overseeing a process for the full Board to discuss succession planning for executive officers, including the Chief Executive Officer. At least annually, our lead director and other independent directors meet to review the Company’s succession planning, both in the ordinary course of business as well as contingency planning in the event of an emergency or unanticipated event. During those sessions, our Chief Executive Officer provides the independent directors with recommendations for and evaluations of potential chief executive officer and other executive officer successor candidates and reviews with the Board development plans for these successors. Directors engage with potential chief executive officer and other senior management talent at Board and Committee meetings and in less formal settings to enable the directors to personally assess candidates.

DIRECTOR COMPENSATION

We pay the non-employee members of our Board a mix of cash and share-based compensation based on the determinations of the Compensation Committee. Each year, the Compensation Committee reviews and makes recommendations to the full Board regarding any changes to Board compensation and reviews recommendations for long-term equity incentive awards. Our employee director, Frank H. Laukien, receives compensation only as an employee of Bruker and does not receive any additional compensation for service as a director. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or Board committees.

Components of Director Compensation

During 2021, non-employee director compensation was:

2021 Director Cash
Compensation
Board Service	$60,000
Audit Committee Service	$18,000
Audit Committee Chair	$15,000
Compensation Committee Service	$8,000
Compensation Committee Chair	$10,000
Nominating & Governance Committee Service	$3,000
Nominating & Governance Committee Chair	$6,000
Lead Director Service	$10,000

In addition to the cash component of director compensation, we grant non-employee directors an annual equity award of restricted stock units, or RSUs, valued at $125,000, which vests in full on the first anniversary of the grant date. Additionally, we grant RSUs to each newly elected, non-employee director, effective upon commencement of service on the Board, upon terms consistent with the annual awards to incumbent non-employee directors. The value of the new director awards is determined as follows: 100% of the annual director equity award value if elected to service in the first quarter; 75% of the annual director equity award value if elected to service in the second quarter; 50% of the annual director equity award value if elected to service in the third quarter; and 25% of the annual director equity award value if elected to service in the fourth quarter.

On January 5, 2021, we granted each non-employee director an annual equity award consisting of 2,302 RSUs, which vested in full on January 5, 2022.

The following table provides information concerning the actual compensation paid by us to each of our non-employee directors for the fiscal year ended December 31, 2021. The compensation we pay to Dr. Laukien, our President and Chief Executive Officer, is shown in the Summary Compensation Table on page 41 of this Proxy Statement.

2021 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Equity Awards(1) ($)	Total ($)
Bonnie H. Anderson	63,326	125,045	188,371
Cynthia M. Friend	68,000	125,045	193,045
Marc A. Kastner	69,000	125,045	194,045
William A. Linton	73,000	125,045	198,045
John Ornell	93,000	125,045	218,045
Richard A. Packer	81,000	125,045	206,045
Adelene Q. Perkins	78,000	125,045	203,045
Hermann Requardt	69,247	125,045	194,292
Robert Rosenthal	78,000	125,045	203,045

(1)

Reported amounts reflect the grant date fair value of RSUs granted to each director in 2021, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2021 audited financial statements included in our Annual Report on Form 10-K filed with the SEC on February 28, 2022. The actual amount realized by the director will likely vary based on a number of factors, including our performance, stock price fluctuations and applicable vesting.

As of December 31, 2021, our non-employee directors held the following aggregate vested and unvested options to purchase Common Stock and unvested RSUs:

Name	Number of Vested Options	Number of Unvested Options	Number of Unvested RSUs
Bonnie H. Anderson	—	—	2,302
Cynthia M. Friend	4,300	—	2,302
Marc A. Kastner	10,000	—	2,302
William A. Linton	40,000	—	2,302
John Ornell	15,000	—	2,302
Richard A. Packer	40,000	—	2,302
Adelene Q. Perkins	—	—	2,302
Hermann Requardt	15,000	—	2,302
Robert Rosenthal	12,500	—	2,302

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of April 7, 2022 by (i) each person who is known by us to own beneficially more than 5% of our Common Stock, (ii) each of our directors and nominees for director, (iii) each named executive officer, as defined under the heading “Summary of Executive Compensation,” and (iv) all directors and executive officers as a group. Unless otherwise noted, the address of each beneficial owner is c/o Bruker Corporation, 40 Manning Road, Billerica, Massachusetts 01821.

Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Executive Officers, Directors and Director Nominees
Frank H. Laukien(2)	40,448,233	27.1%
Gerald N. Herman(3)	48,542	*
Falko Busse(4)	39,644	*
Mark R. Munch(5)	166,377	*
Juergen Srega(6)	135,431	*
Bonnie H. Anderson	3,841	*
Cynthia M. Friend(7)	12,986	*
Marc A. Kastner(8)	21,146	*
William A. Linton(9)	49,237	*
Philip Ma	0	*
John Ornell(10)	31,959	*
Richard A. Packer(11)	98,066	*
Adelene Q. Perkins	15,138	*
Hermann Requardt(12)	31,959	*
Robert Rosenthal(13)	29,459	*
All executive officers and directors as a group (16 persons)(14)	41,147,259	27.6%
5% Beneficial Owners
FMR LLC(15)	15,384,271	10.3%
245 Summer Street
Boston, MA 02210
BlackRock, Inc.(16)	10,844,554	7.3%
55 East 52nd Street
New York, NY 10055
T. Rowe Price Associates, Inc.(17)	20,854,627	14.0%
100 E. Pratt Street
Baltimore, MD 21202
The Vanguard Group(18)	10,765,626	7.2%
100 Vanguard Blvd.
Malvern, PA 19355

*	Less than one percent
(1)

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable, or become exercisable and restricted stock units that vest, in each case within 60 days of April 7, 2022, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)

Includes options to purchase 95,817 shares of Common Stock that are currently exercisable, or become exercisable within 60 days of April 7, 2022. Also includes: 1,046,499 shares owned by Robyn Laukien, his former spouse, as to which Dr. Laukien has sole voting power; 492 shares owned by Ruta Laukien, his former spouse, as to which Dr. Laukien has sole voting power; 336,607 shares held by his adult daughter and 337,087 by his adult son, as to which Dr. Laukien has sole voting power and shared investment power; and 273,430 aggregate shares held as custodian for the benefit of his minor children, as to which Dr. Laukien has sole voting and investment power. 5,000,000 shares have been pledged by Dr. Laukien to secure a personal loan. Dr. Laukien retains voting power of all such pledged shares. Dr. Laukien disclaims beneficial ownership of the following shares held in trust: 6,920 shares held by his adult daughter, 7,400 shares held by his adult son, and 1,042 shares held by his former spouse.
(3)	Includes options to purchase 25,770 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 7, 2022.
(4)	Includes options to purchase 26,162 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 7, 2022.
(5)	Includes options to purchase 117,340 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 7, 2022.
(6)	Includes options to purchase 41,351 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 7, 2022.
(7)	Includes options to purchase 4,300 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 7, 2022.
(8)	Includes options to purchase 10,000 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 7, 2022.
(9)	Includes options to purchase 40,000 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 7, 2022.
(10)	Includes options to purchase 15,000 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 7, 2022.
(11)	Includes options to purchase 40,000 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 7, 2022.
(12)	Includes options to purchase 15,000 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 7, 2022.
(13)	Includes options to purchase 12,500 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 7, 2022.
(14)	Includes options to purchase 443,240 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 7, 2022.
(15)

According to Amendment No. 3 to Schedule 13G filed February 9, 2022, FMR LLC beneficially owns, or may be deemed to beneficially own, 15,384,271 shares. FMR LLC reported sole power to dispose of 15,384,271 shares and sole power to vote or direct the voting of 2,030,562 shares.

(16)

According to a Schedule 13G filed February 4, 2022, BlackRock, Inc., or BlackRock, beneficially owns, or may be deemed to beneficially own, 10,844,554 shares. BlackRock reported sole power to dispose of 10,844,554 shares and sole power to vote or direct the voting of 10,421,391 shares.

(17)

According to Amendment No. 12 to Schedule 13G filed February 14, 2022, T. Rowe Price Associates, Inc., or Price Associates, beneficially owns, or may be deemed to beneficially own, 20,854,627 shares as a result of acting as investment advisor to various investment companies, including the T. Rowe Price Mid-Cap Growth Fund, Inc., or the Fund, and institutional clients. Price Associates reported sole power to dispose of 20,854,627 shares and sole power to vote or direct the voting of 7,433,774 shares. The Fund reported sole power to vote or direct the voting of 7,500,000 shares.

(18)

According to Amendment No. 5 to Schedule 13G filed February 9, 2022, The Vanguard Group, or Vanguard, and certain of its affiliates, subsidiaries and other companies beneficially own, or may be deemed to beneficially own, 10,765,626 shares. Vanguard reported sole power to dispose of 10,607,615 shares, shared power to dispose of 158,011 shares and shared power to vote or direct the voting of 64,645 shares.

EXECUTIVE OFFICERS

Our executive officers are designated annually by the Board. The persons listed below are currently serving as our executive officers and they all served as executive officers throughout the fiscal year ended December 31, 2021.

Name	Age	Position
Frank H. Laukien, Ph.D.	62	Chairman, President and Chief Executive Officer
Gerald N. Herman	64	Executive Vice President and Chief Financial Officer
Falko Busse, Ph.D.	55	President, Bruker BioSpin Group
Mark R. Munch, Ph.D.	60	Executive Vice President, President of Bruker Nano Group and Bruker Nano Surfaces Division
Burkhard Prause, Ph.D.	55	President and Chief Executive Officer, Bruker Energy & Supercon Technologies, Inc.
Juergen Srega	67	President, Bruker CALID Group and Bruker Daltonics Division

For biographical information relating to Dr. Laukien, who serves as both an executive officer and a director, please see “Certain Information Regarding Directors and Nominees” above. We present biographical information for our other executive officers below.

Gerald N. Herman

Mr. Herman has served as our Executive Vice President and Chief Financial Officer since May 1, 2021, and as our Chief Financial Officer since June 2018, after being named Interim Chief Financial Officer in March 2018. Mr. Herman joined Bruker in 2016 as Vice President and Corporate Controller. Prior to joining Bruker, Mr. Herman had served in senior executive positions with various publicly-traded companies, including as Corporate Vice President—Clinical Operations of PAREXEL International from 2014 to February 2016, and as Corporate Vice President & Controller-Finance of PAREXEL from 2008 to 2013. Prior to 2008, Mr. Herman was Vice President—Corporate Controller of Presstek, Inc. He also served in financial, consulting and accounting roles at various organizations, including as Senior Manager at Arthur Andersen LLP from 1979 to 1987. Mr. Herman is a Certified Public Accountant (CPA) and holds a Master of Business Administration degree from the University of Chicago, and a Master of Science in Taxation from Bentley University.

Falko Busse, Ph.D.

Dr. Busse has served as President of the Bruker BioSpin Group since May 2018, with responsibility for management of its global operations. Dr. Busse served as Deputy President of the Bruker BioSpin Group from October 2017 until his appointment as President. From March 2017 to September 2017, Dr. Busse served as Executive Vice President of Research and Development, Operations and Marketing at the Bruker BioSpin Group. Dr. Busse joined the Bruker BioSpin Group in June 2015 and served as Executive Vice President of Research and Development until February 2017. Prior to joining the Bruker BioSpin Group, Dr. Busse served in various managerial roles at Philips Healthcare and its subsidiaries from August 1994 until May 2015, including as General Manager Radiology Solutions, from January 2014 to May 2015, and as General Manager MR-Therapy, from August 2009 to December 2013. Dr. Busse holds a B.A. and a Ph.D. in Physics from Rheinische Friedrich-Wilhelms-Universität Bonn.

Mark R. Munch, Ph.D.

Dr. Munch has served since September 2012 as President, Bruker Nano Group, with responsibility for management of its global operations. He has also served, since July 2015, as an Executive Vice President of Bruker, and in that capacity is responsible for providing oversight to our global information technology function and enterprise resource planning, as well as other strategic management development and business process initiatives. Dr. Munch has also served as President of Bruker Nano, Inc., a wholly owned subsidiary of Bruker, since October 2010. In March 2021, Dr. Munch took on an additional role of Chief Executive Officer of Acuity Spatial Genomics, a Bruker majority investment. Prior to joining Bruker Nano, Inc., from February 2008 to October 2010, Dr. Munch was Executive Vice President of Veeco Instruments Inc. Dr. Munch also served as a Senior Vice President of Coherent, Inc. from February 2006 to January 2008 and as President and Chief Executive Officer of Cooligy, Inc., a subsidiary of Emerson Electric, from 2004 to 2006. Dr. Munch’s background includes over 29 years of experience in marketing, product development, operations and sales, as well as experience in managing significant business units of multi-national corporations. Dr. Munch holds a Bachelor of Science degree in Chemical Engineering from the University of Colorado and a Master of Science degree and a Ph.D. in Chemical Engineering from Stanford University.

Burkhard Prause, Ph.D.

Dr. Prause has served as President and Chief Executive Officer of Bruker Energy & Supercon Technologies, Inc., or BEST, since April 2008, with responsibility for management of its global operations. Dr. Prause also was a director of BEST from April 2012 to February 2013. Additionally, he has served as a director of Hydrostatic Extrusions Ltd. since April 2013, and as a Managing Director of Bruker EAS GmbH and Bruker HTS GmbH since January 2005, RI Research Instruments GmbH since December 2008, and Bruker ASC GmbH since March 2009. Prior to that time, Dr. Prause served as Product Manager for Bruker BioSpin MRI GmbH. Before joining Bruker BioSpin MRI GmbH in 2002, Dr. Prause was a senior staff scientist at the Max-Planck Institute in Tubingen, Germany. Dr. Prause currently is a director of CCAS (the Coalition for the Commercial Application of Superconductors), and from 2006 to 2010, Dr. Prause was Chairman of ivSupra, a German superconductor industry coalition. Dr. Prause holds a Ph.D. in Physics from the University of Notre Dame.

Juergen Srega

Mr. Srega has served as President of the Bruker CALID Group since January 2013, with responsibility for management of its global operations. Mr. Srega also serves as a Managing Director of Bruker Daltonik GmbH, an indirect wholly owned subsidiary of Bruker located in Germany. Prior to joining us, Mr. Srega served since 1996 in a variety of senior management roles at Thermo Fisher Scientific Inc., or Thermo, a global provider of analytical instruments, equipment, reagents and consumables, software and services for research, analysis, discovery and diagnostics. At Thermo, Mr. Srega led a number of significant operating divisions, including as Vice President and General Manager Biomarkers, BRAHMS GmbH, from 2011 to 2012, Vice President and General Manager Scientific Instruments Division Global Products from 2005 to 2011 and Vice President and General Manager Advanced MS from 1996 to 2004. Prior to 1996, Mr. Srega was with Badenwerk AG, a German power utility company located in Karlsruhe, Germany, from 1988 to 1995 and an employee of Bruker GmbH from 1980 to 1988. Mr. Srega holds a Bachelor of Arts degree in Finance from Nord Akademie in Hamburg, Germany and a Bachelor of Arts degree in Engineering from Karlsruhe University of Applied Science in Karlsruhe, Germany.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, describes the principles, objectives, and features of our executive compensation program with respect to our Chief Executive Officer and the other executive officers listed below, whom we refer to collectively in this Proxy Statement as the “named executive officers.”

•	Dr. Frank H. Laukien, Chairman, President and Chief Executive Officer

•	Mr. Gerald N. Herman, Executive Vice President and Chief Financial Officer

•	Dr. Falko Busse, President, Bruker BioSpin Group

•	Dr. Mark R. Munch, Executive Vice President and President, Bruker Nano Group and Bruker Nano Surfaces Division

•	Mr. Juergen Srega, President, Bruker CALID Group and Bruker Daltonics Division

Executive Overview

Our executive compensation program is designed to attract, motivate, retain and reward the individuals who lead Bruker and who are responsible for developing and executing our overall business strategy. Our approach to compensation for our executive officers targets a mix of competitive salaries, performance-based cash incentive awards linked to corporate and individual objectives and long-term equity incentive awards. The majority of our executive officers’ pay opportunities is at risk, with a significant amount of those opportunities tied to long-term equity incentive awards, thereby strongly linking the interests of our overall executive pay program with those of our stockholders without encouraging excessive or unnecessary risk-taking. We provide limited perquisites and no excise tax gross ups. We also have a recoupment, or clawback, provision under our incentive plans that allows us to seek reimbursement of short-term incentive payments and repayment of stock award gains in certain circumstances.

2021 Financial Performance

Our business strategy is to create value for our stockholders based on our ability to innovate and generate revenue growth, both organically and through acquisitions. Achieving improvements in our revenue, operating profit, earnings per share and working capital levels are important to our success. Reflecting these objectives, a significant portion of our executive officers’ cash compensation is based on our performance relative to goals linked to currency-adjusted revenue growth, non-GAAP gross profit and/or non-GAAP operating profit improvement, working capital improvement and non-GAAP earnings per share growth.

Financial performance highlights for fiscal 2021 include:

•

Revenue increased by $430.4 million, or 21.7%, to $2,417.9 million, compared to $1,987.5 million for the year ended December 31, 2020, including an increase of approximately $8.1 million attributable to recent acquisitions and an increase of approximately $43.3 million from the impact of foreign currency translation in fiscal 2021 compared to fiscal 2020;

•

Organic revenue increased by $379.0 million, or 19.1%, excluding the effects of foreign currency translation and recent acquisitions. The increase in organic revenue was primarily related to strong demand for our products and solutions, as well as a robust recovery compared to the same period in 2020;

•	Non-GAAP gross profit margin increased by 240 basis points to 51.1% as compared to fiscal 2020;

•	Non-GAAP operating income increased to $470.2 million in 2021 from $317.2 million in 2020;

•	Non-GAAP operating margin was 19.4%, an increase of 340 basis points as compared to fiscal 2020; and

•	Non-GAAP diluted EPS increased by 55.6% to $2.10 from $1.35 in fiscal year 2020.

Additional information regarding our use of non-GAAP financial measures, including how we define and calculate such non-GAAP financial measures, is included on pages 42 to 43 under Part II, Item 7— Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 28, 2022.

2021 Executive Compensation Actions

Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for 2021, as approved by the Compensation Committee:

•

Salaries. For 2021, the Compensation Committee evaluated our named executive officers’ base salaries in considering competitive market levels, peer group survey data, individual performance and market conditions and, based on this evaluation, approved a 4% salary increase for Dr. Laukien. Base salary increases ranged from 4% to 10.8% for our other named executives, as described in greater detail below under the heading “2021 Base Salaries.”

•

Performance-Based Cash Incentive Awards—Calculation. Consistent with our pay-for-performance philosophy, a significant portion of our executive officers’ total compensation potential for 2021 was linked to achievement of corporate and individual performance goals. For example, our Chief Executive Officer’s variable cash compensation (at target) in 2021 represented approximately 58% of his total cash compensation opportunity.

•

Performance-Based Cash Incentive Awards—Targets. Financial performance targets based on our 2021 business plan goals for key financial metrics linked to overall Corporate and Group level objectives represented 70% of each of our executive officers’ total cash incentive compensation potential under their 2021 short-term incentive compensation plans, with the remaining 30% allocated to individual performance goals, compared to 50% and 50%, respectively, in 2020 following a temporary adjustment as a result of the COVID-19 pandemic.

•

Performance-Based Cash Incentive Awards—Payouts. Based on 2021 financial goals and actual performance results, cash incentive payments to our named executive officers based on financial goals ranged from 91.3% to 200.0% of target. In addition, cash incentive payments based on individual performance goals ranged from 72.5% to 105.0% of target. Reflecting this financial and individual performance, total cash incentive payouts to our named executive officers for 2021 ranged from 90.9% to 165.6% of short-term incentive award targets.

•

Long-Term Incentive Awards. In 2021, the Compensation Committee approved long-term incentive awards to our named executive officers, including awards of stock options and RSUs, which vest ratably over four years from the date of grant. Our Compensation Committee selected time-based awards for our long-term incentives as an appropriate complement to the strong performance component of our short-term incentive awards. The value of these awards to our Chief Executive Officer approximated 3.9 times his base salary and approximately 62% of his total direct compensation, which includes base salary, target bonus and long-term equity incentives, thus linking a significant portion of his total compensation to stockholder value. Drs. Busse and Munch and Mr. Srega, or, collectively, our Group Presidents, and our Executive Vice President and Chief Financial Officer also were awarded significant equity stakes in amounts representing, on average, 1.8 times their base salaries, or approximately 49% (on average) of their total direct compensation at target levels.

We believe the combination of a high proportion of total compensation tied to share price performance and a four-year vesting period for equity awards further aligns the interests of our executives with the long-term interests of our stockholders.

•	Premium Priced Options – Chief Executive Officer. Options granted to Dr. Laukien, our Chief Executive Officer, are exercisable upon vesting at a price equal to 110% of the closing price of our

Common Stock on the grant date and expire on the fifth anniversary of the grant date. We believe that granting options to Dr. Laukien that have an exercise price in excess of the fair market value on the grant date further incentivizes him to deliver positive return to stockholders.

2021 Say on Pay Vote

We hold annual advisory votes on the compensation paid to our named executive officers, or “say on pay” votes. Approximately 97% of the shares voted on “say on pay” at our 2021 Annual Meeting of Stockholders were in favor of our named executive officer compensation decisions and policies as described in our 2021 Proxy Statement. The Compensation Committee considered this result in 2021 and determined that it was not necessary to make any material changes to our compensation policies and practices. The Compensation Committee will consider future say on pay results in its compensation decisions. We will next ask our stockholders to cast a vote on the frequency of future “say on pay” votes at our 2023 Annual Meeting of Stockholders.

Executive Compensation Philosophy and Process

Key Considerations in Setting Compensation

Our key objectives in structuring and determining executive compensation are to:

•

attract and retain qualified executive officers not only by offering fair, competitive and comprehensive compensation packages but also by offering long-term job stability, opportunities for advancement, and the satisfaction of making a difference in advancing life sciences and healthcare;

•	motivate existing officers to perform by providing meaningful incentive-based compensation that aligns our executives’ interests with those of our long-term stockholders and other stakeholders;

•	pay for performance by aligning executive compensation with our annual and long-term strategic performance goals; and

•	develop incentives to achieve high levels of short and sustainable long-term company performance, without encouraging excessive or unnecessary risk-taking.

To achieve these objectives, we have embraced a compensation philosophy that seeks to align compensation with our strategic objectives and reward our executive officers for meeting or exceeding certain pre-determined performance goals. Executive compensation at Bruker is based in large part on a pay-for-performance philosophy, through annual incentive bonus awards which emphasize both company and individual performance measures that correlate closely with the achievement of our short-and long-term strategic performance objectives. To motivate our executive officers, we focus on cash compensation in the form of salary and annual performance incentives, a portion of which is tied to the individual’s performance, and we augment this cash compensation with equity grants. In structuring executive compensation, the Compensation Committee focuses on our goal of long-term enhancement of shareholder value through grants of equity incentive awards with extended multi-year vesting schedules.

Role of the Compensation Committee

Our Compensation Committee oversees management’s administration of our executive compensation program, including:

•	Determining overall equity compensation award guidelines and aggregate share usage and dilution levels;

•	Determining the Chief Executive Officer’s salary, target and actual bonus, and equity-based compensation;

•	Overseeing the executive compensation program for our other executive officers, including reviewing and approving the overall values and forms of compensation for the named executive officers;

•	Reviewing general policy matters relating to compensation and employee benefits; and

•	Making recommendations concerning these matters to the Board.

The Compensation Committee conducts the annual performance evaluation of our Chief Executive Officer. Generally, the process begins with the Chief Executive Officer completing a self-evaluation, which is submitted to the Compensation Committee for review and discussion. As part of this review, the Chair of the Compensation Committee may solicit views from other members of our Board, after which the Chair of the Compensation Committee provides feedback to the Chief Executive Officer. The Compensation Committee uses this evaluation along with market data comprised of peer group and salary survey information in setting the Chief Executive Officer’s compensation.

Each year, the Compensation Committee reviews and approves changes to our executive officers’ total target cash compensation, including base salary and target incentive compensation. The Compensation Committee also reviews recommendations from management on the prior year’s short-term incentive compensation programs relative to anticipated corporate and individual performance.

The Compensation Committee assesses competitive market compensation for our executive officers using a variety of external sources, including cash and long-term incentive compensation data derived from independent sources, including market surveys and proxy information for a reference group of publicly-traded companies in the same or similar industries. Although individual pay is driven largely by individual and corporate performance considerations, the Compensation Committee has historically used reference group data as a “market check” to help ensure that individual cash compensation levels remain reasonable and competitive.

The Compensation Committee retains the discretion to approve awards in excess of those calculated to have been earned under the pre-established cash incentive plans of our executive officers in recognition of exceptional performance. Additionally, the Compensation Committee may exercise its discretion to reduce an award considering various factors, or not to approve cash incentive plan awards calculated to have been earned under a pre-established cash incentive plan of an executive officer in the event the Compensation Committee determines that such executive officer has violated Bruker policies or has failed to meet minimum performance expectations.

Role of Management

The Chief Executive Officer, with the assistance of the Executive Vice President and Chief Financial Officer, is responsible for making recommendations to the Compensation Committee for our Company-wide financial performance goals and their respective weightings. He is also responsible for making recommendations to the Compensation Committee for the individual incentive goals and weightings for our other executive officers. The Chief Executive Officer is also responsible for developing and providing a proposal to the Compensation Committee for his own cash incentive plan, including the goals, weightings and target levels. The Compensation Committee reviews the recommendations of the Chief Executive Officer and Executive Vice President and Chief Financial Officer and determines the final incentive plan structure and goals for each of the executive officers, including threshold and target performance levels. After the close of the year, the Chief Executive Officer, assisted by the Executive Vice President and Chief Financial Officer and the Vice President, Corporate Human Resources, provides the Compensation Committee with his assessment of the performance of the other executive officers against their respective bonus goals and proposed cash incentive plan payout. When determining the cash incentive plan payout for our executive officers, the Compensation Committee, while considering the recommendations of the Chief Executive Officer, makes the final determination based on its assessment of each executive officer’s performance relative to his or her performance-based goals.

The Chief Executive Officer and the Vice President, Corporate Human Resources participate in Compensation Committee meetings, at the request of the Compensation Committee, to provide background information and explanations supporting compensation recommendations, including the results of annual performance evaluations for our named executive officers. The Executive Vice President and Chief Financial Officer may participate in Compensation Committee meetings to provide perspective and supplemental information related to our financial goals and other financial plan topics.

Role of Compensation Consultants

The Compensation Committee and management have worked with independent consulting firm, Aon, to, among other things, review market surveys, observations and recommendations regarding our executive compensation program relative to other similarly situated public companies and receive external perspectives on evolving trends related to executive compensation program design, best practices and changes in the regulatory landscape.

Aon provides support to management and the Compensation Committee, including the selection of a peer group of companies and development of peer group survey data, as well as analysis and advice on our executive compensation structure, program design and market practices. Services provided during 2021 by Aon included working with us to assess the current peer group for reasonableness and various compensation analyses and assessments, including with respect to the 2021 CEO pay ratio analysis. The analyses and recommendations provided by Aon were among the inputs considered in the evaluation of our compensation process, program design and executive compensation determinations for 2021. The selected peer group is generally used for compensation assessments and analyzing our executive compensation pay levels and practices, including our share allocation and utilization for employee equity awards as compared with peer companies.

For its services as our executive compensation consultant, Aon received aggregate fees of approximately $81,376 in 2021, as well as approximately $50,700 for non-executive compensation consulting and surveys. The Compensation Committee has evaluated Aon’s independence by considering each of the independence factors adopted by Nasdaq and the SEC. Based on such evaluation, the Compensation Committee determined that no conflicts of interest existed during 2021 or exist currently. The Compensation Committee has the authority to retain, compensate and terminate any consultants or advisers it deems necessary to assist it in the fulfillment of its responsibilities.

Peer Group Review and Market Data

In establishing and evaluating compensation for our named executive officers, the Compensation Committee utilizes survey market data and peer group analysis provided by Aon. The Compensation Committee believes that it is important to consider compensation practices of companies that are comparable to us in terms of revenue, market capitalization, employees, global reach, scale and complexity and industry. Aon generally focused on positioning Bruker closer to the median profile of the peer group in terms of revenue and market value as opposed to only including peers in a similar business space. The market data provided by Aon was based on published survey sources, including Aon’s Global Technology Survey and Total Compensation Management Database, as well as recent Proxy Statements of our peer group companies. The Compensation Committee refers to ranges of the market data provided, including the 25th, 50th, and 75th percentiles, considering all these sources in determining the appropriate level of compensation for our executive officers.

For 2021 compensation evaluations, the Compensation Committee reviewed its existing peer group and determined that FLIR should be removed due to their acquisition by Teledyne in May of 2021. The peer group identified by Aon and approved by the Compensation Committee comprised 15 companies in the scientific tools, instruments, and services industries. The Compensation Committee believes that a peer group consisting of competitors of various sizes provides useful insight for its consideration of compensation levels, including information about the range and median of competitive salaries, cash bonuses and long-term incentives. In addition to industry, complexity and size characteristics, the Compensation Committee also considers the extent to which our selected peer group companies consider us a peer, how other third-party organizations (such as the Standard and Poor’s GICS methodology) categorize Bruker and other companies which shareholder advisory firms (such as ISS) consider comparable to us. In 2021, at the time Aon compiled data for the peer group companies, the companies in our selected peer group ranged in size on a revenue basis from approximately $1.2 to $3 billion, at the 25th and 75th percentiles, respectively, with a median of $2.3 billion, compared to our trailing twelve-month revenue of $2 billion, and a range of 4,670 to 9,300 employees at the 25th and 75th percentiles, respectively, with a median number of employees of 6,758 compared to our 7,400. The peer group considered by the Compensation Committee for its evaluation of 2021 executive compensation levels and practices included:

• Bio-Rad Laboratories, Inc.	• National Instruments Corporation

• Charles River Laboratories International, Inc.	• OSI Systems, Inc.

• Coherent, Inc.	• PerkinElmer, Inc.

• Haemonetics Corporation	• Teradyne Inc.

• KLA Corporation	• Veeco Instruments Inc.

• Luminex Corporation	• Waters Corporation

• Mettler Toledo International Inc.	• Watts Water Technologies, Inc.

• MKS Instruments, Inc.

In general, in light of our relative market position, the Compensation Committee considered the range and median compensation levels of the companies in the peer group to be appropriate and reasonable competitive comparisons for our executive officers when evaluating and approving 2021 compensation packages.

Components of Named Executive Officer Compensation

Total direct named executive officer compensation consists of cash compensation in the form of annual base salary and annual incentive bonus awards, as well as long-term incentive compensation in the form of stock option and RSU grants.

Annual Base Salary. Base salaries are determined based on a variety of factors, including each named executive officer’s level of responsibility, scope of the role, experience and potential, performance and a comparison of salaries paid to peers within Bruker and to those with similar roles at other similarly situated companies, including those found in the market surveys and peer group data reviewed by the Compensation Committee. Base salaries are set at levels that the Compensation Committee believes are reasonably competitive to allow us to attract and retain qualified executives. Base salaries are reviewed annually and may be adjusted, as appropriate.

Annual Cash Incentive Awards. Annual incentive awards in the form of performance-based cash incentive bonuses for our named executive officers are based upon management’s success in achieving a combination of corporate financial and individual measures established each year by the Compensation Committee after consultation with management. The specific goals vary for each named executive officer based on responsibilities and role within Bruker and may include financial or strategic measures. Individual goals are intended to reward performance which results in Bruker meeting or exceeding its financial or operational goals.

The Compensation Committee also considers the mix of performance goals to balance the incentives created to mitigate risks that may be associated with a particular performance goal. Through a mix of financial metrics and individual goals, cash incentive awards reflect both the individual’s contributions compared to his or her specific performance goals for the year and the overall performance of Bruker or the particular operations under the executive officer’s leadership.

Long-Term Incentive Awards. Equity incentive compensation in the form of stock option and RSU awards is designed to provide long-term incentives to executive officers, to encourage them to remain with us and to enable recipients to develop and maintain a long-term stock ownership position in our Common Stock, which in turn motivates them to focus on creating long-term enhancement to stockholder value.

Our 2016 Incentive Compensation Plan, or 2016 Plan, is the vehicle used for grants of equity incentive awards to our named executive officers. Management evaluates the efficacy of our long-term incentive compensation on an ongoing basis and provides input and recommendations to the Compensation Committee regarding the optimal form and extent of equity incentives to be granted to our named executive officers.

Equity incentive awards are discretionary and may be granted by the Compensation Committee at any time. The Compensation Committee also considers individual and Company performance in determining the value of total and individual equity awards. We consider long-term equity compensation to be an integral part of a competitive executive compensation package to reinforce the individual’s commitment to Bruker, create an ownership mentality and provide an important mechanism to align the interests of management with those of our stockholders.

Mix of Compensation

In accordance with our pay-for-performance philosophy, variable compensation in the form of short-term cash incentive compensation and long-term equity incentive awards is intended to be a significant portion of overall compensation, with this at-risk component increasing as a percentage of overall compensation potential as the individual officer’s responsibility increases. For example, approximately 84% of our Chief Executive Officer’s total direct compensation for 2021 was variable or “at risk,” meaning these amounts are not guaranteed. For our other named executive officers, on average, nearly 68% of their total direct compensation for 2021 was variable, with at-risk pay ranging from 57% to 78% of total direct compensation depending on the named executive officer.

Additionally, recognizing the importance of providing further incentives directly linked to the performance of our Common Stock and aligned with stockholder interests, for 2021, the Compensation Committee approved the following market competitive long-term incentive awards, composed of stock option and RSU awards, to our named executive officers. In each case, stock option and RSU awards vest over four years, subject to continuing employment.

•

Equity awards to Dr. Laukien, our Chief Executive Officer, valued at approximately 392% of Dr. Laukien’s base salary, or approximately 62% of his total target direct compensation. Stock options granted to Dr. Laukien are “premium priced” and exercisable at 110% of the fair market value at the grant date and represent performance equity grants.

•	Equity awards to Mr. Herman, our Executive Vice President and Chief Financial Officer, valued at the time of grant at 154% of base salary.

•	Equity awards for our other named executive officers, valued at the time of grant, on average, at nearly 196% of base salary.

We believe that our equity grant practices signify strong alignment between our executive team and stockholder interests. The following charts and tables illustrate the mix of base salary at approved 2021 levels, short-term cash incentive bonus at target levels and long-term incentive awards, or LTI, provided in the compensation packages of our Chief Executive Officer, or CEO, and, on average, our named executive officers other than our Chief Executive Officer, or Other NEOs.

Named Executive Officer Compensation Mix

2021 Base Salaries

Annual base salaries approved by the Compensation Committee for each of our named executive officers for 2021 were as follows:

	2020 Base Salary(1) ($)	2021 Base Salary ($)		% Change
Dr. Laukien	788,885	820,441		4%
Mr. Herman	530,061	551,263		4%
Dr. Busse	361,859	440,143	(2)	10.8	%(4)
Dr. Munch	601,837	625,910		4%
Mr. Srega	393,075	456,655	(3)	4%

(1)	Amounts in column represent base salary amounts in effect at the time that the Compensation Committee approved 2021 annual base salaries.
(2)	Amount represents the U.S. Dollar equivalent value of Dr. Busse’s base salary (CHF 394,393), based on a conversion rate of CHF 1:$1.116 as of February 17, 2021.
(3)	Amount represents the U.S. Dollar equivalent value of Mr. Srega’s base salary (€378,590), based on a conversion rate of €1:$1.2062 as of February 17, 2021.
(4)

The base salary amount in the table (denominated in USD) shows an above nominal increase in 2021 compared to 2020. Dr. Busse received a 10.8% increase in local currency (Swiss Francs) due to the fact that he decided to forgo his merit increase in 2020 due to COVID cost containment measures.

For 2021, the Compensation Committee approved salary increases ranging from 4% to 10.8% for our named executive officers. The Compensation Committee considered these increases appropriate based on its evaluation of competitive market levels, peer group survey data, individual performance and market conditions.

Cash Incentive Plans and Review of 2021 Performance

Overview. Under the annual short-term incentive compensation plans, or ICPs, named executive officers are eligible for cash awards based on Company and individual performance. The two primary classifications of performance goals utilized are pre-established financial performance metrics and specific individual performance goals. Each performance metric represents part of the total incentive award calculation, with the financial goals in 2021 accounting for, in the aggregate, 70% of the target award potential and the individual goals in 2021 accounting for, in the aggregate, 30% of the total incentive award potential. In 2021, the Compensation Committee established our named executive officers’ 2021 ICPs as follows:

•

At the beginning of the year, the Compensation Committee set individual target awards for each named executive officer, expressed as a percentage of base salary, based on the named executive officer’s level of responsibility and upon a review of management recommendations, compensation information from our peer group and survey market data for comparable positions.

•

Also at the beginning of the year, the Compensation Committee established performance measures and goals for the ICPs, which included the financial and strategic metrics being assessed, performance thresholds and targets, weightings and due dates for each metric. The Compensation Committee also approved the named executive officers’ individual performance goals.

•

After the close of the year, the Compensation Committee received a report from management regarding Company, operating Group and individual performance against the pre-established performance goals of the ICPs. Actual awards for 2021 were approved based on each named executive officer’s individual award target percentage and the overall Company, Group and/or individual performance relative to the specific performance goal, in each case as determined by the Compensation Committee.

2021 ICP Structure and Metrics. The basic structure and metrics of the 2021 cash incentive plans established for our executive officers are summarized as follows:

CEO & CFO	Group Presidents	All Executive Officers

Financial Goals ➣ 70% of Total Target Cash Incentive Plan Opportunity		Potential Payout Amounts
Corporate Financial Performance Goals	Group Financial Performance Goals
✓ Currency-Adjusted Revenue Growth (15%) ✓ Non-GAAP Operating Profit Improvement (20%) ✓ Non-GAAP Earnings Per Share Growth (non-GAAP EPS) (15%) ✓ Working Capital Improvement (20%)	✓ Currency-Adjusted Revenue Growth (15%) ✓ Non-GAAP Gross Profit Improvement (15%) ✓ Non-GAAP Operating Profit Improvement (15%) ✓ Working Capital Improvement (15%) ✓ Non-GAAP EPS (10%)	Commensurate with performance on linear scale relative to achievement of each goal, subject to maximum aggregate payout of 200% of target amount linked to financial goals for each executive officer

Individual Goals ➣ 30% of Total Target Cash Incentive Plan Opportunity		Potential Payout Amounts
✓ Individual strategic and organizational objectives	✓ Individualize strategic and organizational objectives	0 – 125%, subject to adjustment at the discretion of the Compensation Committee

Setting Incentive Target Levels. The following table summarizes the 2021 ICP target levels approved for each of our named executive officers and the relationship of performance-based cash compensation at target levels to base salary and total potential cash compensation.

2021 Cash Incentive Targets
	Target Level ($)		% of Base Salary at Target Achievement	% of Total Potential Cash Compensation at Target Achievement
Dr. Laukien	1,148,617		140%	58%
Mr. Herman	358,321		65%	39%
Dr. Busse	242,078	(1)	55%	35%
Dr. Munch	406,842		65%	39%
Mr. Srega	273,993	(2)	60%	38%

(1)	Amount represents the U.S. Dollar equivalent value of Dr. Busse’s cash incentive target (CHF 216,916), based on a conversion rate of CHF 1:$1.116 as of February 17, 2021.
(2)	Amount represents the U.S. Dollar equivalent value of Mr. Srega’s cash incentive target (€227,154), based on a conversion rate of €1:$1.2062 as of February 17, 2021.

When setting individual target incentive levels for 2021 ICPs, the Compensation Committee reviewed, for each named executive officer, individual target awards applicable in 2021, the total cash compensation established for 2021 and the projected cash compensation for 2021, considering how the total cash compensation of each named executive officer compared to peer group and related market data, and the responsibilities of each named executive officer. Additionally, the Compensation Committee considered long-term incentive target levels, to consider a total direct compensation view, so that no one element was determined in isolation. Based upon this review, the Compensation Committee determined the cash incentive targets of all executives should remain at the same level as 2020.

Setting Corporate Performance Goals and Thresholds. The Compensation Committee establishes specific Corporate level financial performance goals for our executive officers with corporate responsibilities, including Dr. Laukien and Mr. Herman, and Group level financial performance goals for our executive officers with Group level management responsibilities based on key Corporate, Group or divisional business plan goals for the year. In addition to goals tied to Group level financial performance, each of our Group Presidents has a portion of his incentive award potential linked directly to our non-GAAP earnings per share, creating additional alignment with our shareholders and our overall strategic objectives.

Financial performance goals generally reflect targeted growth over the results achieved in the prior year for the relevant metric, with a threshold level of current year performance required for any cash incentive payout. Threshold levels are typically equal to the prior year’s performance. However, in the case of business plan goals for which only modest or no growth is forecast, performance thresholds may be set at 95% of the business plan goal, which may result in a performance threshold that is less than the results achieved in the prior year. As a result, 2020 performance was the threshold achievement for our named executive officers to earn any portion of their cash incentive plan targets linked to financial performance goals in 2021 (with exception of the Corporate and CALID plans whose working capital threshold was 105% of business plan goal).

Payments for cash incentive bonuses linked to the achievement of the pre-established financial performance goals are calculated based on percentage achievement of the financial target goal. While there is no maximum payout for any single financial goal, the combined payout for the financial goals portion of an individual’s ICP is limited to 200% of the financial incentive award target.

Setting Individual Performance Goals and Thresholds. While still measurable, individual performance goals may not always be as quantifiable as the financial objectives. Payments for individual performance goals are made in a range of 0% to 125%, based on a qualitative evaluation of the named executive officer’s performance and determined by the Compensation Committee according to the following schedule:

2021 Individual Goal Performance Measurement and Payout Levels
Performance Descriptor	Performance Level and Payout Percentage
Significantly Exceeded	125%
Achieved	100%
Mostly Achieved	75%
Partially Achieved	50%
Not Achieved	0%

Individual performance goals are generally set as stretch, but attainable, goals, with over-achievement of goals anticipated to occur in only limited circumstances. In determining award payouts for these goals, the Compensation Committee considers each of the executive officers’ achievements in meeting their individual performance goals and the substantial progress made during the fiscal year with respect to a variety of strategic, organizational and infrastructure initiatives implemented under their leadership. Additionally, the Compensation Committee may, in its discretion, award cash incentive bonuses above the target level in the event it determines that a named executive officer has delivered exceptional performance. Cash incentive compensation plans of our named executive officers operate under a common set of performance metrics and calculation methodologies, with goals adjusted at the Corporate or Group level to reflect individual areas of responsibility.

2021 Cash Incentive Award Payout Determinations

DR. FRANK H. LAUKIEN AND MR. GERALD N. HERMAN:

Bruker Corporation

2021 Financial Performance Goals

(70% of Target Bonus Potential)

As the CEO and CFO, respectively, of the Company, Dr. Laukien’s and Mr. Herman’s 2021 ICPs financial performance goals were tied to corporate financial performance goals that focused on generating revenue growth, improving efficiency and profitability, and reducing our working capital ratio. As a result, the cash incentive award payouts earned by each of Dr. Laukien and Mr. Herman for the financial performance portion of his 2021 ICP opportunity was equal to approximately 165.4% of his cash incentive target linked to financial performance goals, or approximately 115.8% of his total cash incentive target. Bruker’s financial performance was driven by strong demand for our products and solutions combined with better efficiency in expense management and working capital.

2021 Corporate Level Performance Goals(1)	Weighting	Performance Threshold(2)	2021 Performance(3)	% of Incentive Goal Achieved	% of Total Incentive Target Earned

• $343.1 Million Currency Adjusted Revenue Growth	15%	100%	$477.3 million increase in Currency- Adjusted Revenue(a)	139.1%	20.9%

• $117.0 Million Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)	20%	100%	$154.9 million increase in Non-GAAP Operating Profit(b)	132.4%	26.5%

2021 Corporate Level Performance Goals(1)	Weighting	Performance Threshold(2)		2021 Performance(3)	% of Incentive Goal Achieved	% of Total Incentive Target Earned

• $0.022 Reduction in Working Capital Ratio (adjusted for acquisition and restructuring charges)	20%	105	%(a)	$0.054 decrease in Working Capital Ratio(c)	248.6%	49.7%

• $0.61 Increase in Non-GAAP Earnings Per Share (adjusted for acquisition and restructuring charges)	15%	100%		$0.76 increase in Non-GAAP Earnings Per Share(d)	124.6%	18.7%
Total	70%				165.4%	115.8%

(1)

The performance goal reflected for each financial goal is equal to the difference between (x) our 2021 business plan goal for the respective financial measure and (y) the corresponding threshold performance level established by the Compensation Committee for the executive officer’s 2021 ICP.

(2)	Reflects the performance threshold expressed as a percentage of our 2020 results.
(a)	Working capital is a reduction measure, threshold performance is a measure expressed as a percentage higher than the 2021 business plan goal.
(3)

Reflects 2021 results, after adjustments for restructuring costs, acquisition-related costs, purchased intangible amortization, information technology transformation costs, impairment, and the exclusion of acquisitions not included in our 2021 business plan goal, relative to the threshold performance level established by the Compensation Committee for the executive officer’s 2021 ICP for the corresponding financial goal.

(a)

Currency-Adjusted Revenue Increase is the difference between our 2021 and 2020 actual results. Currency-Adjusted Revenue Increase is determined by applying the 2021 business plan exchange rates to local currency results, which resulted in a $48.7 million upward adjustment. Currency-Adjusted Revenue Increase also includes a $1.8 million downward adjustment associated with acquisitions not included in our 2021 business plan goal.

(b)

The change in Non-GAAP Operating Profit is the difference between our 2021 and 2020 non-GAAP results and has been adjusted upward $2.1 million for the impact associated with acquisitions not included in our 2021 business plan goal.

(c)	The change in the Working Capital Ratio is the difference between the 2021 actual results and the 2021 ICP threshold.
(d)

The change in Non-GAAP Earnings Per Share (EPS) is the difference between the 2021 and 2020 non-GAAP results. Non-GAAP EPS includes the following adjustments to our 2021 GAAP EPS as reported in our Annual Report on Form 10-K filed with the SEC on February 28, 2022:

	2021	2020
GAAP EPS (Diluted)	$1.81	$1.02
Non-GAAP Adjustments:
Restructuring Costs	0.05	0.10
Acquisition-Related Costs	0.05	0.02
Purchased Intangible Amortization	0.24	0.23
Other Costs	0.04	0.09
Income Tax Rate Differential	(0.09)	(0.11)

Total Non-GAAP Adjustments	0.29	0.33

Non-GAAP EPS (Diluted)	$2.10	$1.35

Non-GAAP EPS has been adjusted upward $0.01 for the impact associated with acquisitions not included in our 2021 business plan goal.

Additional information regarding our use of non-GAAP financial measures, including how we define and calculate such non-GAAP financial measures, is included on pages 42 to 43 under Part II, Item 7— Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 28, 2022.

Individual Performance Goals

(30% of Target Bonus Potential)

The individual performance goals and achievement ratings for each of Dr. Laukien’s and Mr. Herman’s 2021 ICPs are described below.

Dr. Laukien

Consistent with the assessment of performance set forth below, Dr. Laukien earned 87.5% of the portion of his cash incentive target linked to individual performance goals, or 26.3% of his total cash incentive target.

Individual Goal	Weight	Rating	% Achievement
Drive Strategic M&A	20%	Mostly Achieved	75%
Strategy for Growth and Margin Breakout Opportunity	40%	Achieved	100%
Leadership/Talent Development	15%	Mostly Achieved	75%
Operational Excellence	10%	Achieved	100%
Products Innovation	15%	Mostly Achieved	75%

Mr. Herman

Consistent with the assessment of performance set forth below, Mr. Herman earned 105% of the portion of his cash incentive target linked to individual performance goals, or 31.5% of his total cash incentive target.

Individual Goal	Weight	Rating	% Achievement
Tax and Treasury Initiatives	30%	Significantly Exceeded	125%
Operational Improvements	20%	Achieved	100%
Enhanced Compliance and Controls	20%	Mostly Achieved	75%
Investor Relations Initiatives	10%	Significantly Exceeded	125%
Finance Talent Development	20%	Achieved	100%

DR. FALKO BUSSE:

Bruker BioSpin Group

2021 Financial Performance Goals

(70% of Target Bonus Potential)

As President of the Bruker BioSpin Group, Dr. Busse’s 2021 ICP included financial performance goals directly relating to his leadership of the Bruker BioSpin Group. As summarized in the table below, Bruker BioSpin’s 2021 financial performance reflected strong product demand, but did not achieve financial targets on profitability or working capital. As a result, the cash incentive award payout earned by Dr. Busse for the financial performance portion of his 2021 ICP opportunity was equal to approximately 91.3% of his cash incentive target linked to financial performance goals, or approximately 63.9% of his total cash incentive target.

2021 Bruker BioSpin Group Performance Goals(1)	Weighting	Performance Threshold(2)	2021 Performance(3)	% of Incentive Goal Achieved	% of Total Incentive Target Earned
• $98.9 Million Bruker BioSpin Currency-Adjusted Revenue Growth	15%	100%	$103.4 million increase in Currency-Adjusted Revenue	104.6%	15.7%
• $64.5 Million Bruker BioSpin Non-GAAP Gross Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%	$53.2 million increase in Non-GAAP Gross Profit	82.5%	12.4%
• $39.9 Million Bruker BioSpin Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%	$37.3 million increase in Non-GAAP Operating Profit	93.5%	14.0%
• $0.047 Reduction in Bruker BioSpin Working Capital Ratio (adjusted for acquisition and restructuring charges)	15%	100%	$0.026 decrease in Working Capital Ratio	56.7%	8.5%
• $0.57 Increase in Non-GAAP Earnings Per Share (adjusted for acquisition and restructuring charges)	10%	100%	$0.76 increase in Non-GAAP Earnings Per Share	133.3%	13.3%

	70%			91.3%	63.9%

(1)

The performance goal reflected for each financial goal is equal to the difference between (x) our 2021 business plan goal for the respective financial measure and (y) the corresponding threshold performance level established by the Compensation Committee for the executive officer’s 2021 ICP.

(2)	Reflects the performance threshold expressed as a percentage of our 2020 results.
(3)

Reflects 2021 results, after adjustments for restructuring costs, acquisition-related costs, purchased intangible amortization, certain deferred items and the exclusion of acquisitions not included in our 2021 business plan goal, relative to the threshold performance level established by the Compensation Committee for the executive officer’s 2021 ICP for the corresponding financial goal. Currency-Adjusted Revenue Increase is determined by applying the 2021 business plan exchange rates to local currency results. For additional information regarding our non-GAAP Earnings Per Share results, please see footnote 3 to the Financial Performance Goals table on page 30 of this Proxy Statement.

Individual Performance Goals

(30% of Target Bonus Potential)

Consistent with the assessment of performance set forth below, Dr. Busse earned 90% of his cash incentive target linked to individual performance goals, or 27% of his total cash incentive target.

Individual Goal	Weight	Rating	% Achievement
Expand Product Leadership	25%	Mostly Achieved	75%
Enhance Customer Partnerships	10%	Mostly Achieved	75%
Drive Productivity Improvements	10%	Significantly Exceeded	125%
Execute M&A Strategy	10%	Achieved	100%
Expand Market Position	10%	Achieved	100%
Enhance Compliance & Controls	10%	Achieved	100%
Implement Customer Success Initiatives	10%	Achieved	100%
Lead BBIO Transformation	15%	Mostly Achieved	75%

DR. MARK R. MUNCH:

Bruker Nano Group

2021 Financial Performance Goals

(70% of Target Bonus Potential)

As Executive Vice President, and President of the Bruker Nano Group and Bruker Nano Surfaces Division, Dr. Munch’s 2021 ICP included financial performance goals directly relating to his leadership of the Bruker Nano Group. As summarized in the table below, the Bruker Nano Group saw strong financial performance across all goal metrics driven by strong demand and improved efficiency in expense management and working capital. As a result, the cash incentive award payout earned by Dr. Munch for the financial performance portion of his 2021 ICP opportunity was equal to approximately 137.6% of his cash incentive target linked to financial performance goals, or approximately 96.4% of his total cash incentive target.

2021 Bruker Nano Group (NANO) Performance Goals(1)	Weighting	Performance Threshold(2)	2021 Performance(3)	% of Incentive Goal Achieved	% of Incentive Target Earned
• $104.3 Million NANO Currency-Adjusted Revenue Growth	15%	100%	$153.8 million increase in Currency- Adjusted Revenue	147.5%	22.1%
• $73.8 Million NANO Non-GAAP Gross Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%	$92.7 million increase in Non-GAAP Gross Profit	125.6%	18.8%
• $38.6 Million NANO Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%	$55.6 million increase in Non-GAAP Operating Profit	144.1%	21.6%
• $0.033 Reduction in NANO Working Capital Ratio (adjusted for acquisition and restructuring charges)	15%	100%	$0.047 decrease in Working Capital Ratio	141.0%	21.1%
• $0.61 Increase in Non-GAAP Earnings Per Share (adjusted for acquisition and restructuring charges)	10%	100%	$0.77 increase in Non-GAAP Earnings Per Share	126.2%	12.6%

Total	70%			137.6%	96.4%

(1)

The performance goal reflected for each financial goal is equal to the difference between (x) our 2021 business plan goal for the respective financial measure and (y) the corresponding threshold performance level established by the Compensation Committee for the executive officer’s 2021 ICP.

(2)	Reflects the performance threshold expressed as a percentage of our 2020 results.
(3)

Reflects 2021 results, after adjustments for restructuring costs, acquisition-related costs, purchased intangible amortization, certain deferred items and the exclusion of acquisitions not included in our 2021 business plan goal, relative to the threshold performance level established by the Compensation Committee for the executive officer’s 2021 ICP for the corresponding financial goal. Currency-Adjusted Revenue is determined by applying 2021 business plan exchange rates to local currency results. For additional information regarding our non-GAAP Earnings Per Share results, please see footnote 3 to the Corporate Financial Performance Goals table on page 30 of this Proxy Statement.

Individual Performance Goals

(30% of Target Bonus Potential)

Consistent with the assessment of performance set forth below, Dr. Munch earned a cash incentive award equal to 97.5% of the portion of his target cash incentive bonus potential attributable to his individual performance goals, or 29.3% of his total cash incentive target.

Individual Goal	Weight	Rating	% Achievement
Create New Acquisition Prospecting Process	5%	Mostly Achieved	75%
Continue Kaizen Practices	5%	Achieved	100%
Expand Product Moves	10%	Achieved	100%
Drive Key Business Development	30%	Achieved	100%
Restructuring Initiatives	5%	Achieved	100%
Strategic Product Positioning	20%	Achieved	100%
Execute IT Strategy	10%	Achieved	100%
Drive Organizational Initiatives	5%	Mostly Achieved	75%
Increase Business Footprint	10%	Achieved	100%

MR. JUERGEN SREGA:

Bruker CALID Group

2021 Financial Performance Goals

(70% of Target Bonus Potential)

As President of the Bruker CALID Group, Mr. Srega’s 2021 ICP included financial performance goals directly relating to his leadership of the Bruker CALID Group. As summarized in the table below, Bruker CALID financial performance was driven by strong demand for its products as well as improved efficiency in expense management and working capital. As a result, the cash incentive award payout earned by Mr. Srega for the financial performance portion of his 2021 ICP opportunity was equal to approximately 198.1% of his cash incentive target linked to financial performance goals, or approximately 138.6% of his total cash incentive target.

2021 Bruker CALID Group (CALID) Performance Goals(1)	Weighting	Performance Threshold(2)	2021 Performance(3)	% of Incentive Goal Achieved	% of Total Incentive Target Earned
• $152.2 Million CALID Currency-Adjusted Revenue Growth	15%	100%	$183.9 million increase in Currency- Adjusted Revenue	120.9%	18.1%
• $102.9 Million CALID Non-GAAP Gross Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%	$113.2 million increase in Non-GAAP Gross Profit	110.0%	16.5%
• $45.5 Million CALID Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%	$76.7 million increase in Non-GAAP Operating Profit	168.5%	25.3%
• $0.017 Reduction in CALID Working Capital Ratio (adjusted for acquisition and restructuring charges)	15%	105%(2)(a)	$0.075 decrease in Working Capital Ratio	441.9%	66.3%
• $0.61 Increase in Non-GAAP Earnings Per Share (adjusted for acquisition and restructuring charges)	10%	100%	$0.76 increase in Non-GAAP Earnings Per Share	124.6%	12.5%

Total	70%			198.1%	138.6%

(1)

The performance goal reflected for each financial goal is equal to the difference between (x) our 2021 business plan goal for the respective financial measure and (y) the corresponding threshold performance level established by the Compensation Committee for the executive officer’s 2021 ICP.

(2)	Reflects the performance threshold expressed as a percentage of our 2020 results.
(a)	Working capital is a reduction measure, threshold performance is a measure expressed as a percentage higher than the 2021 business plan goal.
(3)

Reflects 2021 results, after adjustments for restructuring costs, acquisition-related costs, purchased intangible amortization and the exclusion of acquisitions not included in our 2021 business plan goal, relative to the threshold performance level established by the Compensation Committee for the executive officer’s 2021 ICP for the corresponding financial goal. Currency-Adjusted Revenue is determined by applying 2021 business plan exchange rates to local currency results. For additional information regarding our non-GAAP Earnings Per Share results, please see footnote 3 to the Corporate Financial Performance Goals table on page 30 of this Proxy Statement.

Individual Performance Goals

(30% of Target Bonus Potential)

Consistent with the assessment of performance set forth below, Mr. Srega earned 90% of his cash incentive target linked to individual performance goals, or 27% of his total cash incentive target.

Individual Goal	Weight	Rating	% Achievement
Drive Strategic M&A	20%	Achieved	100%
Strategy for Proteomics Breakout Opportunity	15%	Significantly Exceeded	125%
Drive Talent Initiatives	5%	Achieved	100%
Drive Product Innovation	20%	Partially Achieved	50%
Enhance Organizational Effectiveness	5%	Achieved	100%
Enhance Compliance and Controls	10%	Partially Achieved	50%
Drive Business Division Organic Growth	10%	Mostly Achieved	75%
New Product Introduction and Ramp Key Products	15%	Significantly Exceeded	125%

Total NEO Incentive Award Payments

Following review of the performance of our named executive officers in 2021, the Compensation Committee approved ICP awards to the named executive officers based on their respective percentage achievement of 2021 financial and individual performance goals as follows:

NEO	Financial Goal Achievement	Individual Goal Achievement	Total Cash Incentive Payment
Frank H. Laukien	165.4%	87.5%	142.0%
Gerald N. Herman	165.4%	105.0%	147.3%
Falko Busse	91.3%	90.0%	90.9%
Mark R. Munch	137.6%	97.5%	125.6%
Juergen Srega	198.1%	90.0%	165.6%

As shown above, based on their performance relative to their combined 2021 corporate performance goals and individual goals, Dr. Laukien and Mr. Herman earned 142.0% ($1,615,669) and 147.3% ($522,656), respectively, of their ICP targets.

The actual cash incentive award payments to our named executive officers are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this Proxy Statement.

2021 Long-Term Incentive Awards

The Compensation Committee uses long-term incentive compensation in the form of equity awards to deliver competitive compensation that recognizes employees for their contributions to Bruker and aligns the interests of named executive officers with stockholders by focusing them on long-term growth and stock price performance.

During 2021, upon consideration of a variety of factors, including the individual performance, experience and responsibilities of each of our named executive officers, our stock price, competitive market practices and trends, including total potential dilution and annual equity burn rate levels, outstanding equity awards held by our named executive officers and overall Company performance, the Compensation Committee approved the following long-term incentive awards to our named executive officers in August 2021:

2021 Long-Term Equity Incentive Awards

	Aggregate Economic Value(1)	Stock Options	RSUs
Dr. Laukien	3,158,590	37,048	29,626
Mr. Herman	863,881	9,818	7,851
Dr. Busse	365,424	4,153	3,321
Dr. Munch	1,040,148	11,821	9,453
Mr. Srega	1,278,826	14,534	11,622

(1)

Economic value reflects the combined grant date fair value of option and RSU awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 and based on the August 5, 2021 closing price of the Common Stock of $81.32 per share.

We use a combination of stock options and RSU awards to balance the performance orientation of stock options to enhance our pay-for-performance culture and the retentive qualities of RSUs. The Compensation Committee believes this mix to be reasonable considering market practices, the overall level of pay for our executives and the long-term orientation of the equity award vehicles, given that they vest over a period of four years. In 2021, the value of awards to our named executive officers consisted of 25% stock options and 75% RSUs, which is consistent with the Compensation Committee’s approach generally.

Executive Benefits

In 2021, our named executive officers were eligible for the same level and offering of benefits made available to other employees, including our 401(k) plan and welfare benefit programs in the U.S., or those comparable local benefit programs for our executives outside the U.S. We generally do not provide additional benefits or perquisites to our executive officers, except as follows:

•

Dr. Busse, who is based in Switzerland, is provided a leased vehicle and an apartment, and the same pension scheme and formulaic contribution as all other employees located in Switzerland. Additional information regarding Dr. Busse’s pension benefits is included in this Proxy Statement under the heading “Pension Benefits.”

•	Dr. Munch is provided an automobile allowance based on the nature of his responsibilities.

•

Mr. Srega, who is based in Germany and serves as a Managing Director of our subsidiary Bruker Daltonik GmbH, is provided a leased vehicle and a personal pension scheme in accordance with local custom. The personal pension scheme established for Mr. Srega’s benefit consists of three individual components funded during the term of his employment by contributions made by Bruker Daltonik GmbH. Contributions made to Mr. Srega’s personal pension scheme in 2021 are reported in the “All Other Compensation” column of the Summary Compensation Table included in this Proxy Statement under the heading “Summary of Executive Compensation.” Additional information regarding Mr. Srega’s personal pension scheme is included in this Proxy Statement under the heading “Pension Benefits.”

Employment Contracts, Termination of Employment and Change in Control Arrangements

Our wholly owned subsidiary Bruker BioSpin AG has a letter agreement with Dr. Busse that sets forth certain terms of Dr. Busse’s employment as President of the Bruker BioSpin Group, including his annual base salary and cash incentive bonus plan targets, in each case subject to annual review, and an annual equity award with a value of 175,000 Swiss Francs, pursuant to our 2016 Plan. During the term of his employment, Dr. Busse is eligible to participate in all customary employee benefit plans or programs generally available to our employees and/or executive officers. Additionally, as an employee of Bruker BioSpin AG, Dr. Busse is entitled to participate in the Bruker BioSpin AG pension fund scheme and other local benefit plans during the term of his employment. In the event of Dr. Busse’s death while in our employment, he is entitled to continuation of his base salary for a period of six months. The letter agreement contains customary one-year non-competition and two-year non-solicitation provisions and may be terminated by either party upon six month’s written notice.

We and Mr. Srega are party to a letter agreement which sets forth certain terms of Mr. Srega’s employment as President of the Bruker CALID Group, including his annual base salary, subject to annual review and eligibility to participate in our cash incentive bonus plan. The letter agreement also provides that Mr. Srega is entitled to receive an annual equity award. During the term of his employment, Mr. Srega will be eligible to participate in all customary employee benefit plans or programs of Bruker generally available to our employees and/or executive officers. Additionally, we assumed a personal pension scheme for Mr. Srega’s benefit carried forward in part from his former employer. The personal pension scheme is funded by contributions made by Bruker Daltonik GmbH and voluntary contributions by Mr. Srega, if any, during the term of his employment.

Mr. Srega will be entitled to a lump sum severance payment equal to six months of his then current base salary, or approximately $223,974 as of December 31, 2021, in the event there is a change in the voting control of Bruker and his employment is terminated, voluntarily or involuntarily, within six months after such change in control.

Additionally, pursuant to the letter agreement, Mr. Srega was required to enter into a managing director’s contract with Bruker Daltonik GmbH, or the German Subsidiary; accordingly, Mr. Srega and the German Subsidiary are parties to that certain Managing Director Employment Contract, dated June 28, 2012, or the Original MDE, as amended by that certain Supplement to the Managing Director Employment Contract, dated December 12, 2019, or the MDE Amendment, and, together with the Original MDE, the MDE Contract. The MDE Contract sets forth the compensation and benefits that Mr. Srega is entitled to for his service as Managing Director and Chairman of the executive board of the German Subsidiary. The MDE Amendment provides that Dr. Laukien shall make every effort to ensure that Mr. Srega receives long-term incentive allocation in accordance with Bruker’s equity award program in each of the years 2020 and 2021, which corresponds to approximately twice the value of the long-term incentive allocation in year 2019; no other long-term incentive allocation has been promised or planned for subsequent years. Under the MDE Contract, Mr. Srega is subject to confidentiality and non-competition restrictions. The MDE Contract may be terminated by either party upon 12-months’ advance notice.

In the event of a change in control of Bruker, our Board has the authority to accelerate vesting of any and all unvested option, restricted stock and RSU awards granted under the 2016 Plan and the 2010 Incentive Compensation Plan, or 2010 Plan. Accelerated vesting in such circumstances is at the Board’s sole discretion. Under the standard terms of the awards of options, restricted stock and RSUs granted under these plans, unvested amounts are forfeited if the grantee’s employment or business relationship with Bruker is terminated for any reason, other than in the event of death or disability.

Section 162(m) Limitations

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Code, limits the tax deductibility by a corporation of compensation in excess of $1,000,000 paid for any year to certain “covered employees.” Covered employees generally include our Chief Executive Officer, Executive Vice President and Chief Financial Officer and each of our next three most highly compensated officers serving at the end of the taxable year.

The Compensation Committee and management consider the accounting and tax effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although we have considered the impact of Section 162(m) when designing our executive compensation programs and incentive plans, tax deductibility is not a primary consideration in setting compensation and is secondary to meeting the overall objectives of the executive compensation program. The Compensation Committee will continue to monitor the compensation levels potentially payable under our compensation programs and intends to retain the flexibility necessary to provide total compensation in line with competitive practice and our compensation philosophy, even if such compensation is not deductible under Section 162(m).

Stock Ownership Guidelines

We have adopted stock ownership guidelines that apply to our directors and executive officers based on the Board’s determination of appropriate share ownership levels as follows:

Position	Ownership Requirement
Chief Executive Officer	5x annual base salary
Executive Officers	2x annual base salary
Non-Employee Directors	5x annual retainer

All common stock held directly or indirectly by the directors and executive officers as well as unvested RSUs are included for purposes of calculating stock ownership under the guidelines. Our directors and executive officers have five years from the date the guidelines were adopted in November 2019 or the date they joined Bruker to attain the minimum ownership necessary to comply with the guidelines. If an individual becomes subject to a greater ownership amount due to promotion or an increase in base salary or annual retainer, the individual has three additional years to attain the minimum ownership necessary to comply with the new guidelines.

Individuals must hold 50% of the shares delivered to them pursuant to an exercise of stock options or the vesting of RSUs (in each case net of any taxes owed) until the applicable minimum ownership requirement is met.

All directors and executive officers have met their ownership guidelines and continue to accumulate and hold shares consistent with the guidelines.

Policies on Hedging and Pledging of Shares

Consistent with the Dodd-Frank Act, our Insider Trading Policy prohibits all Board members and employees, including executive officers, from engaging in hedging or monetization transactions to lock in the value of that person’s holdings of our securities, or hedging. For this purpose, “hedging” includes the purchase of financial instruments (such as prepaid variable forward contracts, equity swaps, collars and exchange funds), which may allow a person to continue to own our securities obtained as equity compensation or otherwise, but without the full risks and rewards of ownership.

Additionally, Board members and executive officers are prohibited from entering into any transactions that result in pledging, or using as collateral, our securities in order to secure personal loans or other obligations, including purchasing our stock on margin or holding our stock in a margin account. This prohibition does not include a pre-existing, “grand-fathered” pledge of 5,000,000 shares by Dr. Laukien, our President and Chief Executive Officer, to secure a personal line of credit of up to $10,000,000 (ten million dollars), or a renewal of such pledge on substantially similar terms. The maximum amount of Dr. Laukien’s personal line of credit is presently much more than ten times over-collateralized to minimize risk.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, promulgated under the Securities Act of 1933, as amended. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

This report is not soliciting material, is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of Bruker under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Compensation Committee of the Board of Directors.

Richard A. Packer, Chair
Bonnie H. Anderson
Cynthia M. Friend
Hermann Requardt

SUMMARY OF EXECUTIVE COMPENSATION

The following table summarizes the compensation earned by our named executive officers for the years ended December 31, 2021, 2020 and 2019.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Option Awards(2) ($)	Non- Equity Incentive Plan Awards ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Frank H. Laukien, Ph.D.	2021	811,581	—		2,409,186	749,403	1,615,669	—	8,700		5,594,539
Chairman, President and Chief Executive Officer	2020	689,049	—		2,272,788	658,416	453,160	—	8,550	(4)	4,081,963
	2019	752,595	—		2,789,518(3)	623,801	735,327	—	8,400		4,909,641

Gerald N. Herman	2021	545,310	—		638,443	225,438	522,656	—	8,700		1,940,547
Executive Vice President and Chief Financial Officer	2020	446,148	—		525,002	175,101	148,320	—	8,550	(4)	1,303,121
	2019	443,019	100,000	(5)	412,536	135,334	148,904	—	8,400		1,248,193

Falko Busse, Ph.D.	2021	420,951	—		270,064	95,360	209,003	(14,203)	108,589	(8)	1,089,764
President, Bruker BioSpin Group(6)	2020	373,154	—		225,026	75,041	101,881	(41,295)	96,710		830,517
	2019	355,655	45,000	(7)	168,765	55,367	114,853	140,254	70,136		950,030

Mark R. Munch, Ph.D.	2021	619,151	400,000	(9)	768,718	271,430	506,166	—	17,100	(10)	2,582,565
Executive Vice President & President Bruker Nano Group	2020	554,829	—		746,286	248,880	200,482	—	16,950		1,767,427
	2019	572,697	—		724,518	237,693	145,541	—	16,800		1,697,249

Juergen Srega	2021	440,878	—		945,101	333,725	423,735		96,183	(12)	2,239,622
President, Bruker CALID Group(11)	2020	383,699	—		945,081	315,179	160,055	—	92,781		1,915,533
	2019	374,073	—		472,525	155,018	236,629	—	89,612		1,327,857

(1)

The amounts in this column reflect the grant date fair value of awards of RSUs, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The actual amount realized by the named executive officer will vary based on several factors, including our performance, stock price fluctuations and applicable vesting.

(2)

The amounts in this column reflect the grant date fair value of stock option awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2021 audited financial statements included in our Annual Report on Form 10-K filed with the SEC on February 28, 2022. The actual amount realized by the named executive officer will vary based on several factors, including our performance, stock price fluctuations and applicable vesting.

(3)	This amount includes the RSU Replacement Award, a grant of RSUs valued at $624,982 made to Dr. Laukien in December 2019 as a replacement for options that expired unexercised.
(4)	Amount represents a matching contribution made by Bruker to a 401(k) plan for the benefit of the named executive officer.
(5)

Pursuant to a letter agreement with Mr. Herman, he was eligible to receive a special continuation bonus in 2019 in the amount of $100,000, subject to continuation of employment and achievement of certain financial reporting goals.

(6)

The amounts reflected for 2021 compensation, other than amounts reported under the headings “Stock Awards,” “Option Awards” and “Non-Equity Incentive Plan Awards,” are based on actual payments in Swiss Francs converted to U.S. Dollars at a conversion rate of CHF 1.0 =$1.094, which represents the 2021 average midpoint rate. The amounts reflected under the heading “Non-Equity Incentive Plan Awards” are converted from Swiss Francs to U.S. Dollars at a conversion rate equal to the midpoint rate on the date of approval by the Compensation Committee of CHF 1.0 =$1.0858.

(7)	Amounts reflect a one-time bonus relating to Mr. Busse’s strong performance in connection with the first 1.1GHz magnet delivery as well as three orders for our 1.2 GHz magnet.
(8)

Amounts reported in 2021 include contributions in the amount of $80,911 made by Bruker BioSpin AG to the Swiss Pension Plan for Dr. Busse as well as $27,678, which is the fair market value of the rent for the Company-owned apartment located in Switzerland provided to Dr. Busse from January to December 2021.

(9)

Amount includes an additional cash compensation payment to Dr. Munch of $400,000 in connection with his role as CEO of the Company’s majority-owned startup company, Acuity Spatial Genomics, which was earned in 2021 and paid in 2022.

(10)	Amounts reported include matching contributions made by Bruker to a 401(k) plan for the benefit of Dr. Munch and an automobile allowance.
(11)

The amounts reflected for 2021 compensation, other than amounts reported under the headings “Stock Awards,” “Option Awards” and “Non-Equity Incentive Plan Awards,” are based on actual payments in Euros converted to U.S. Dollars at a conversion rate of €1.0 =$1.183, which represents the 2021 average midpoint rate. The amounts reflected under the heading “Non-Equity Incentive Plan Awards” are converted from Euros to U.S. Dollars at a conversion rate equal to the midpoint rate on the date of approval by the Compensation Committee of €1.0=$1.137.

(12)	Amounts reported in 2021 include contributions in the amount of $78,683 made by Bruker Daltonik GmbH to the personal pension scheme established for Mr. Srega and an automobile allowance of $17,500.

2021 Grants of Plan-Based Awards

The following table sets forth certain information with respect to individual grants of plan-based awards to our named executive officers during the year ended December 31, 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Frank H. Laukien	8/05/2021	0	1,148,167	2,038,795	29,626	37,048	89.45	3,158,590
Gerald N. Herman	8/05/2021	0	358,321	636,020	7,851	9,818	81.32	863,881
Falko Busse	8/05/2021	0	237,349	421,295	3,321	4,153	81.32	365,424
Mark R. Munch	8/05/2021	0	406,842	722,144	9,453	11,821	81.32	1,040,148
Juergen Srega	8/05/2021	0	268,769	477,065	11,622	14,534	81.32	1,278,826

(1)

Represents estimated possible payouts on the grant date for annual cash incentive bonus awards granted for 2021 performance under the 2021 cash incentive bonus plans of our named executive officers. The amounts reflected for Mr. Srega and Dr. Busse, which were payable in Euros and Swiss Francs, respectively, are converted at 2021 average midpoint conversion rates of €1.0 =$1.183 and CHF 1.0=1.094.

(2)

Represents the grant date fair value of RSU and stock option awards granted under our 2016 Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2021 audited financial statements included in our Annual Report on Form 10-K filed with the SEC on February 28, 2022. Stock option and RSU awards vest in equal annual installments on the first, second, third and fourth anniversaries of the grant date. Except as noted in footnote 3 below, stock option awards are exercisable upon vesting at a price equal to the closing price of our Common Stock on the date of the grant and expire on the ten-year anniversary of the grant date.

Outstanding Equity Awards at December 31, 2021

The following table provides information concerning outstanding equity-based plan awards, including unexercised options and stock that has not vested, for each of our named executive officers as of the end of 2021.

	Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price($)	Option Expiration Date	Stock Award Grant Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)
Frank H. Laukien	8/10/2017	84,337	—		29.777	8/10/2022
	8/09/2018	51,340	17,114	(2)	37.42	8/09/2023
	8/08/2019	29,761	29,762	(3)	46.145	8/08/2024
	8/06/2020	14,716	44,151	(4)	47.85	8/06/2025
	8/05/2021	—	37,048	(5)	89.45	8/5/2026
							8/09/2018	15,295	(6)	1,283,403
							8/08/2019	25,799	(7)	2,164,794
							12/16/2019	6,316	(8)	529,976
							8/06/2020	39,186	(9)	3,288,097
							8/05/2021	29,626	(10)	2,485,918
Gerald N. Herman	12/01/2016	8,004	—		22.51	12/01/2026
	8/09/2018	8,695	2,899	(2)	34.02	8/09/2028
	8/08/2019	5,672	5,672	(3)	41.95	8/08/2029
	8/06/2020	3,399	10,200	(4)	43.50	8/06/2030
	8/05/2021	—	9,818	(5)	81.32	8/05/2031
							8/09/2018	2,591	(6)	217,411
							8/08/2019	4,917	(7)	412,585
							8/06/2020	9,052	(9)	759,553
							8/05/2021	7,851	(10)	658,777
Falko Busse	8/07/2015	12,000	—		19.82	8/07/2025
	10/04/2016	7,097	—		22.19	10/04/2026
	8/09/2018	3,288	1,096	(2)	34.02	8/09/2028
	8/08/2019	2,320	2,321	(3)	41.95	8/08/2029
	8/06/2020	1,457	4,371	(4)	43.50	8/06/2030
	8/05/2021	—	4,153	(5)	81.32	8/05/2031
							8/09/2018	980	(6)	82,232
							8/08/2019	2,012	(7)	168,827
							8/06/2020	3,880	(9)	325,571
							8/05/2021	3,321	(10)	278,665
Mark R. Munch	10/04/2016	58,843	—		22.19	10/04/2026
	8/10/2017	26,682	—		27.07	8/10/2027
	8/09/2018	17,021	5,674	(2)	34.02	8/09/2028
	8/08/2019	9,962	9,962	(3)	41.95	8/08/2029
	8/06/2020	4,832	14,497	(4)	43.50	8/06/2030
	8/05/2021	—	11,821	(5)	81.32	8/05/2031
							8/09/2018	5,071	(6)	425,508
							8/08/2019	8,636	(7)	724,647
							8/06/2020	12,867	(9)	1,079,670
							8/05/2021	9,453	(10)	793,201
Juergen Srega	8/10/2017	17,635	—		27.07	8/10/2027
	8/09/2018	11,100	3,701	(2)	34.02	8/09/2028
	8/08/2019	6,497	6,497	(3)	41.95	8/08/2029
	8/06/2020	6,119	18,359	(4)	43.50	8/06/2030
	8/05/2021	—	14,534	(5)	81.32	8/05/2031
							8/09/2018	3,307	(6)	277,490
							8/08/2019	5,632	(7)	472,581
							8/06/2020	16,295	(9)	1,367,313
							8/05/2021	11,622	(10)	975,202

(1)	The amounts in this column were calculated by multiplying $83.91, the closing price of our Common Stock on the Nasdaq Global Select Market as of December 31, 2021, by the number of unvested shares.

(2)	The options become exercisable in equal annual installments on the anniversary of the grant date in 2022.
(3)	The options become exercisable in equal annual installments on the anniversary of the grant date in 2022 and 2023.
(4)	The options become exercisable in equal annual installments on the anniversary of the grant date in 2022, 2023 and 2024.
(5)	The options become exercisable in equal annual installments on the anniversary of the grant date in 2022, 2023, 2024 and 2025.
(6)	The unvested RSUs vest in equal annual installments on the anniversary of the grant date in 2022.
(7)	The unvested RSUs vest in equal annual installments on the anniversary of the grant date in 2022 and 2023.
(8)	The unvested RSUs, which represent the RSU Replacement Award, vest in equal annual installments on the anniversary of the grant date in 2022 and 2023.
(9)	The unvested RSUs vest in equal annual installments on the anniversary of the grant date in 2022, 2023 and 2024.
(10)	The unvested RSUs vest in equal annual installments on the anniversary of the grant date in 2022, 2023, 2024 and 2025.

2021 Option Exercises and Stock Vested

The following table provides information regarding the number of shares acquired by our named executive officers upon the exercise of options or vesting of restricted stock awards and RSUs and the value realized at that time before payment of any applicable withholding taxes and brokerage commission.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Frank H. Laukien	129,284	7,678,776	63,462	5,234,171
Gerald N. Herman	—	—	9,263	765,838
Falko Busse	—	—	4,532	374,624
Mark R. Munch	21,210	1,265,266	19,705	1,629,047
Juergen Srega	190,275	13,255,763	15,537	1,284,305

(1)	Represents the difference between the exercise price of the options exercised and the closing price of the Common Stock as of the date of exercise.
(2)

Represents the aggregate value of shares vested in 2021 based on the closing price of the Common Stock as of the date of vesting or, if the Nasdaq Global Select Market was closed on such date, the next trading date thereafter. As of December 31, 2021, our named executive officers continued to hold all of the shares reported as acquired upon vesting of restricted stock awards and RSUs in 2021, except as follows: 23,983 shares, with an aggregate value of $1,977,920, reported as acquired by Dr. Laukien were withheld to satisfy tax withholding obligations upon vesting and 8,321 shares, with an aggregate value of $687,852, reported as acquired by Dr. Munch were withheld to satisfy tax withholding obligations upon vesting.

Pension Benefits

Swiss Pension Plan. As an employee of our BioSpin AG subsidiary in Switzerland, Dr. Busse is eligible to participate in a defined benefit plan available to all employees of our subsidiaries in Switzerland, which we refer to as the Swiss Pension Plan. Dr. Busse participates in the plan on the same terms and conditions as all other Swiss employees and does not receive any additional supplemental executive pension contributions. The Swiss Pension Plan is a cash balance-based pension arrangement, under which we contribute an annual amount based on a percentage of salary and bonus and the participant’s age. Employees may also make contributions based on a percentage of salary and bonus and age. Additionally, participants are allocated annual savings and interest credits based on age and account value, respectively. Payments to participants are based on accumulated capital in the participant’s plan account and may be taken as a lump sum or annuity at normal retirement, beginning at age 65. Participants may also elect to receive a reduced benefit beginning at age 58 in the event of early retirement. In the event of premature death and disability, the Swiss Pension Plan also provides for payments in the form of an annuity based on a percentage of the participant’s salary or as a lump sum based on accumulated plan account assets.

Retirement Plan for Mr. Srega. A personal pension scheme established for Mr. Srega’s benefit, which was in part carried forward from his former employer, is funded by contributions made by Bruker Daltonik GmbH and voluntary contributions by Mr. Srega, if any, during the term of his employment. The personal pension scheme has three components: a contribution-based plan of Bruker Daltonik GmbH, or the Bruker Daltonik Plan; a pension fund guarantee, or the Guarantee Plan; and a cash value life insurance policy, or the Life Insurance Policy. The Bruker Daltonik Plan provides for monthly Company contributions in the amount of €5,541 (approximately $6,557 per month or $78,683 per year) and a lifetime monthly retirement benefit based on the value of accumulated capital beginning at age 67 or a lump-sum payment. In the event of termination of employment or death prior to age 67, the Bruker Daltonik Plan provides for a reduced benefit to be determined based on the cash assets of the plan at such time. Mr. Srega may also elect to receive a reduced benefit beginning at age 62 in the event of early retirement. The Guarantee Plan provides an inflation hedge and an additional monthly retirement benefit, commencing December 1, 2019, with an annually increasing benefit based on Guarantee Plan earnings or, at Mr. Srega’s election, a lump-sum payment. The Guarantee Plan is funded by annual Company contributions during the term of employment in amounts which increase annually by the same percentage as the upper earnings limit established under German law for pension insurance contributions. In the event of death after December 1, 2019, benefits will terminate effective November 30, 2024. If Mr. Srega’s employment terminates prior to the eligible retirement age, Mr. Srega may elect to continue funding through personal contributions or the Guarantee Plan may be transferred to a subsequent employer.

Information about our contributions to the Swiss Pension Plan in which Dr. Busse is a participant and the personal pension scheme of Mr. Srega is provided in the Summary Compensation Table above under the column entitled “All Other Compensation” and the related footnotes.

2021 Pension Benefits Table

The following table provides information about the benefits provided for Dr. Busse under the Swiss Pension Plan. The amount reported represents the U.S. Dollar equivalent of the benefits provided for Dr. Busse in Swiss Francs, based on the midpoint conversion rate of CHF 1.0=$1.096 as of December 31, 2021.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
Falko Busse(1)	Swiss Pension Plan	3.67	$614,290

(1)	The number of years of credited service is equal to Dr. Busse’s length of service as Bruker BioSpin Group President.

During 2021, Dr. Busse made contributions to the Swiss Pension Plan of $65,778, which amount is included in the “Salary” column of the Summary Compensation Table. During 2021, Dr. Busse did not make any additional voluntary contribution to the Swiss Pension Plan nor did he receive any benefits. Company contributions in 2021 for the benefit of Dr. Busse totaled $74,836. For the year ended December 31, 2021, the effect of changes in actuarial assumptions and the measurement date on the present value of the accumulated benefit obligation was $(14,203). The present value of accumulated benefit is calculated using the methodology and assumptions under Accounting Standards Codification Topic 715: Compensation—Retirement Benefits for the fiscal year-end measurement (as of December 31, 2021). The present value is based on a discount rate of 0.35%, an expected return on plan assets of 1.2%, an expected rate of compensation increase of 1.0%, and the BVG 2020 Generational mortality tables.

2021 Non-Qualified Deferred Compensation Table

The following table provides information about 2021 activity relating to the personal pension scheme established for Mr. Srega. All amounts reported are as of December 31, 2021 and are converted from Euros to U.S. Dollars at the 2021 average midpoint conversion rate of €1.0=$1.183.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Juergen Srega	$2,905	$78,683	$22,794	$644,596

(1)	The reported amount is included in the “All Other Compensation” column in the Summary Compensation Table.
(2)

The reported amount includes earnings attributable to plan assets amounts contributed by Mr. Srega and Mr. Srega’s former employer, which amounts were carried forward into the personal pension scheme following commencement of Mr. Srega’s employment in 2013. The reported amount also reflects the impact of changes in exchange rates and currency translation from Euros to U.S. Dollars. Aggregate earnings in local currency were 0 Euros, or approximately $0 USD.

(3)

The reported amount includes $2,905 $2,802 and $2,813 reported as 2021, 2020 and 2019 compensation, respectively, in the “Salary” column in the Summary Compensation Table, which was contributed by Mr. Srega from his compensation in those years. Also included in the reported amount is the value of contributions to and earnings on amounts contributed by Mr. Srega and Mr. Srega’s former employer prior to his employment with Bruker, which amounts were carried forward into the personal pension scheme following commencement of Mr. Srega’s employment in 2013.

There were no withdrawals or distributions from Mr. Srega’s personal pension scheme during 2021. Further information on the personal pension scheme established for Mr. Srega is included above under the heading “Pension Benefits—Retirement Plan for Mr. Srega.”

Securities Authorized For Issuance Under Equity Compensation Plans

The following table summarizes information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2021:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,009,622	$38.29	6,334,421
Equity compensation plans not approved by security holders	N/A	N/A	N/A

	2,009,622	$38.29	6,334,421

The Bruker Corporation 2016 Incentive Compensation Plan, or the 2016 Plan, was approved by our stockholders in May 2016. The 2016 Plan has a term of ten years and provides for the issuance of up to 9,500,000 shares of our common stock. With the approval of the 2016 Plan, no additional grants can be made from our 2010 Incentive Compensation Plan. Outstanding awards under the 2010 Incentive Compensation Plan will continue in accordance with their terms.

Potential Payments upon Termination or Change-in-Control

The following information describes and quantifies certain compensation and benefits that would have been payable under existing agreements, plans, and arrangements if the named executive officer’s employment had terminated on December 31, 2021, given his compensation and service levels as of that date. These benefits are in addition to the benefits to which the named executive officer was already entitled or in which he was vested as of such date, as well as certain benefits that are generally available to salaried employees. Due to the number of factors that affect the nature and amount of the compensation and benefits potentially payable upon the events described below, any amounts actually paid or distributed may be different than those shown in the table. Factors that could affect these amounts include the nature of or basis for such termination, the timing during the year of any such event, whether and when a named executive officer decides to exercise stock options and our stock price on that date and the exercise of discretion by the Board or Compensation Committee regarding the payment of compensation and benefits.

Severance Benefits. The cash severance benefits contained in the employment agreements for Mr. Srega and Dr. Busse, and the amounts each would be paid in connection with a termination of employment within six months of a change in voting control of Bruker are described in the Compensation Discussion and Analysis section of this Proxy Statement under the heading “Employment Agreements, Termination of Employment and Change in Control Arrangements.” Other than as contained in such agreements, we do not have arrangements with any of our other named executive officers, including Dr. Laukien, Mr. Herman and Dr. Munch, which provide cash severance benefits in the event of termination of employment or a change in control of Bruker.

Equity Awards. The unvested equity awards held by each of the named executive officers as of December 31, 2021 are described above in the 2021 Outstanding Equity Awards table. Each of the stock option and restricted stock awards granted prior to May 20, 2016 were granted pursuant to our 2010 Plan. Each of the equity-based awards granted on or after May 20, 2016 were granted pursuant to our 2016 Plan. In accordance with the terms of the 2010 Plan and the 2016 Plan and our related award agreements, except as noted below, no accelerated vesting of stock options, RSUs or restricted stock awards would have occurred as of December 31, 2021 in the event of a voluntary termination by a named executive officer or an involuntary termination by us, whether with or without cause. Generally, upon termination of employment, (a) any unvested restricted stock is forfeited and (b) the participant has a period of 90 days from termination to exercise any vested option awards (or, if earlier, until the option expiration date). However, in the event of termination for cause, including as a result of dishonesty with respect to Bruker or any of our affiliates, breach of fiduciary duty, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, material failure or refusal to comply with our published policies generally applicable to all employees or conduct materially harmful to the business of Bruker or any of our affiliates, all vested and unexercised options and unvested RSU or restricted stock awards are forfeited immediately upon termination. Additionally, in the event of death or disability of a plan participant, including any named executive officer, (a) any unvested RSUs or restricted stock awards will become vested and (b) all vested stock options will remain exercisable for a period of 90 days following such event (or, if earlier, until the stock option expiration date).

The Compensation Committee has discretion to revise or amend outstanding equity awards and may, at its discretion, accelerate vesting of any unvested option, RSU or stock awards, including in connection with a “Change in Control” of Bruker, as defined in our 2010 Plan or 2016 Plan, as applicable. Under these plans, a “Change in Control” occurs if: (a) within one year of any merger, consolidation, sale of a substantial part of our assets, or contested election, the persons who were directors of Bruker immediately before such transaction cease to constitute a majority of the Board of Bruker or a successor to Bruker; (b) if, as a result of any such transaction, we do not survive as an entity, or our shares are changed into the shares of another corporation unless the stockholders of Bruker immediately prior to the transaction own a majority of the outstanding shares of such other corporation immediately following the transaction; (c) any person or group who owned less than twenty percent of our outstanding Common Stock at the time of adoption of the 2010 Plan or 2016 Plan, as applicable, acquires ownership of fifty percent or more of our outstanding Common Stock; (d) the dissolution or liquidation of Bruker is approved by its stockholders; or (e) the members of the Board as of the adoption dates of the 2010 Plan or 2016 Plan cease to represent at least two thirds of the Board, subject to certain exceptions.

Additionally, with respect to awards granted pursuant to the 2016 Plan, in the event of a Change in Control, if (a) an award is assumed or continued (including through conversion or substitution for a substantially similar award of the successor) and, within twenty four (24) months following the Change in Control (or such shorter period as specified in the applicable award agreement), the executive officer’s employment is terminated without cause or is voluntarily terminated for good reason, or a double trigger provision, or (b) an award is not assumed or continued, then any then outstanding awards of stock options will vest and become fully exercisable and any outstanding unvested awards of RSUs that are not performance-based will be treated as vested.

The values of (i) unvested in-the-money stock options that would have been received by each of the named executive officers in the event of acceleration upon a Change in Control, assuming the Change in Control was effective December 31, 2021 and (ii) unvested restricted stock that would have been received by each of the named executive officers in the event (a) of acceleration upon a Change in Control, assuming the Change in Control was effective December 31, 2021 or (b) of the death or disability of the respective named executive officer are set forth in the following table. All calculations are based on a price per share equal to the Nasdaq closing price of $83.91 per share on December 31, 2021.

Name	Unvested In-the-Money Stock Options ($)	Unvested Restricted Stock Units ($)
Frank H. Laukien	$3,511,677	$9,752,188
Gerald N. Herman	$820,239	$2,048,327
Falko Busse	$339,457	$855,295
Mark R. Munch	$1,317,522	$3,023,026
Juergen Srega	$1,236,787	$3,092,587

Retirement Plans. The retirement plans provided for Mr. Srega and Dr. Busse are described under the heading “Pension Benefits” above.

In the event of termination of employment as of December 31, 2021 by reason of death, Mr. Srega’s beneficiary would have been entitled to receive an estimated lump-sum payment of $667,722, which amount is payable in Euros and converted to U.S. Dollars based on the midpoint conversion rate of €1.0=$1.134 as of December 31, 2021.

In the event of termination of employment as of December 31, 2021, other than for reason of death or disability, Dr. Busse would have been entitled to receive a lump-sum payment in the amount of $423,327. In the event of disability as of December 31, 2021, Dr. Busse would have been entitled to receive an annual disability pension in the amount of $302,344. In the event of death as of December 31, 2021, Dr. Busse’s spouse would have been entitled to annual survivor benefits of $181,407. Amounts reported for Dr. Busse, which are payable in Swiss Francs, are converted to U.S. Dollars based on the midpoint conversion rate of CHF 1.0=$1.096 as of December 31, 2021.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, and Item 402(u) of Regulation S-K, we are providing the following disclosure about the ratio of the annual total compensation of Dr. Laukien, our President and Chief Executive Officer, to the annual total compensation of our median employee.

For 2021, the annual total compensation of our median employee was $70,004. The 2021 annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included in this Proxy Statement, was $5,594,539. Based on this information, the ratio of our Chief Executive Officer’s annual total compensation to the annual total compensation of our median employee in 2021 was 80:1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For purposes of reporting annual total compensation and the ratio of annual total compensation of the Chief Executive Officer to the median employee, both the Chief Executive Officer and median employee’s annual total compensation were calculated consistent with the disclosure requirements of executive compensation under the Summary Compensation Table.

For 2021, we used the same median employee as used for 2020 as there have been no material changes in our employee population or employee compensation arrangements that we believe would result in a significant change to the pay ratio. There also were no material changes to this employee’s compensation that would significantly affect the pay ratio.

To identify the median employee, we examined the 2020 target total cash compensation, including annualized base salaries plus target performance bonus, incentive pay and commissions, for all individuals, excluding our Chief Executive Officer, who were employed by us as of October 31, 2020, as reflected in our payroll records. In accordance with Item 402(u) and instructions thereto, we included all 7,342 full-time, part-time, temporary and seasonal employees as of such date. We selected target total cash compensation for all employees as a consistently applied compensation measure because we do not widely distribute annual equity awards to employees and because we believe that this measure reasonably reflects the total annual compensation of our employees. For purposes of calculating the target total cash compensation of our non-U.S. employees, we converted local currencies at the applicable 2020 average exchange rates as of October 31, 2020.

RELATED PERSONS TRANSACTIONS

Review and Approval of Transactions with Related Persons

We have adopted a written Related Person Transactions Policy, or the RPT Policy, that prohibits transactions involving Bruker and any related person, except in accordance with the RPT Policy. For purposes of the RPT Policy, “related persons” include (a) our executive officers, directors, director nominees, greater than 5% stockholders and any immediate family members of the foregoing and (b) any firm, academic entity or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has more than a 10% beneficial ownership interest. The RPT Policy applies to any transaction or series of transactions, other than product or service sales or purchases entered into in the ordinary course of business involving aggregate amounts of less than $50,000 annually, in which we are a participant and in which any related person has a direct or indirect interest.

Our RPT Policy provides for standing pre-approval of certain categories of transactions with related persons, including:

•	transactions involving indebtedness for ordinary business travel and expense payments and similar indebtedness transactions arising in the ordinary course of business;

•	transactions in which a related person’s interest arises solely from the ownership of a class of our equity securities and in which all holders receive proportional benefits;

•	transactions involving compensation to executive officers approved by the Compensation Committee; and

•	transactions involving compensation to directors for services as a director of Bruker.

Under our RPT Policy, any related person transaction not in one of the preceding categories must be submitted to our Executive Vice President and Chief Financial Officer for review and approval. Related person transactions involving amounts of $500,000 or less, as well as all product or service sales and purchases in the ordinary course of business, are subject solely to review and approval, ratification, amendment, termination or rescission by our Executive Vice President and Chief Financial Officer. Any transaction in excess of $500,000, other than a transaction involving product or service sales or purchases in the ordinary course of business, must be forwarded to the Audit Committee for review and approval, ratification, amendment, termination or rescission, at the discretion of the Audit Committee. In reviewing such transactions, our Executive Vice President and Chief Financial Officer or Audit Committee, as applicable, evaluates all material facts relating to the transaction and takes into account, among other factors deemed appropriate, the related person’s relationship to Bruker and interest in the transaction, the terms of the transaction, including its aggregate value, whether the transaction is in the best interests of Bruker, the impact on a director’s independence in the event the related person is a director, a family member of a director, or an entity in which a director is a partner, stockholder or executive officer and, if applicable, the availability of other sources of comparable products or services and whether the transaction is on terms comparable to the terms available to an unrelated third party. Neither the Executive Vice President and Chief Financial Officer nor any member of the Audit Committee may participate in the review of any transaction involving such person or any of his or her immediate family members.

Our Executive Vice President and Chief Financial Officer must report to the Audit Committee any approval or other action taken with respect to a related party transaction at or prior to the next Audit Committee meeting following such approval or other action. Additionally, our management must provide to the Audit Committee an annual report of any amounts paid or payable to, or received or receivable from, any related person. The Audit Committee is responsible for reviewing such reports and may make inquiries or take such actions as it deems appropriate upon consideration of all of the relevant facts and circumstances.

2021 Transactions with Related Persons

Dr. Dirk Laukien (half-brother of Dr. Frank H. Laukien), Mr. Joerg Laukien (brother of Dr. Frank H. Laukien), and Ms. Laukien-Kleiner (the stepmother of Dr. Frank H. Laukien) are co-owners of ZeroC – Project – GmbH, or ZeroC, which rents two properties located in Faellanden, Switzerland to Bruker BioSpin AG:

•

Pursuant to the Lease Agreement, dated December 17, 2020, Bruker BioSpin AG paid $242,923 in rent to ZeroC for the property located at Taemperlistrasse 8 in 2021. The Lease Agreement supersedes the Lease Agreements dated January 1, 2009, and June 1, 2012, which were terminated as of December 31, 2020.

•	Isolde Laukien and Dirk Laukien co-own another property in Faellanden, Switzerland, which is rented to Bruker BioSpin AG. Isolde Laukien owns 75% of the property and Dirk Laukien owns 25%.

•

Pursuant to the Lease Agreement, dated May 24, 2000, Bruker BioSpin AG paid $242,822 in rent to Isolde Laukien and Dirk Laukien for the property located at Industriestrasse 12 in 2021. This lease was terminated as of June 30, 2021.

Payments under the terms of each of the foregoing leases were equal to the estimated fair market value of the respective rental. The disclosed rent amounts are based on actual payments in Swiss Francs converted to U.S. Dollars at a conversion rate of CHF 1.0 =$1.0865, which represents the 2021 average midpoint rate.

Dr. Dirk Laukien, half-brother of Dr. Frank H. Laukien, is the sole owner of QA Group, LLC DBA Quantum Analytics, an analytical equipment leasing business. In 2021, Quantum Analytics purchased $311,912 in equipment from Bruker to lease to third parties. All sales to Quantum Analytics were made in the ordinary course of business and comparable to those that would have been reached by unrelated parties in arm’s-length transactions.

Dr. Meike Hamester, the wife of Juergen Srega, the President of Bruker CALID Group, is employed by our Bruker Daltonik GmbH subsidiary as the Director of Label-Free BioPharma Technologies. During 2021, Dr. Hamester received a base salary in the amount of $118,545 and earned the amount of $58,507 which was part of a sales incentive plan in 2021. She also received a bonus payment in the amount of $72,593 which was earned in 2020 but paid in 2021. Dr. Hamester’s base salary and bonus are payable in Euros; amounts are converted to U.S. Dollars at a conversion rate of €1.0=$1.183, which represents the 2021 average midpoint rate. Her compensation is consistent with the total compensation provided to other employees of the same level with similar responsibilities and experience. Dr. Hamester continues to be an employee of Bruker Daltonik GmbH and she may receive compensation and other benefits in 2022 in amounts similar to those she received during 2021.

On February 15, 2022, the Company completed a $12.0 million minority interest investment in PrognomiQ, Inc. Dr. Philip Ma is the Chief Executive Officer and a director of PrognomiQ. This transaction was consummated prior to Dr. Ma joining the Board in March 2022 and was done as an arm’s-length transaction. Bruker owns less than 10% of the equity in PrognomiQ, and is not represented on its board of directors.

AUDIT COMMITTEE REPORT

The Audit Committee, which operates pursuant to a written charter, assists the Board in fulfilling its oversight responsibilities by reviewing Bruker’s financial reporting process on behalf of the Board. Management is responsible for Bruker’s internal controls, the financial reporting process and compliance with laws and regulations and ethical business standards. PricewaterhouseCoopers LLP, or PwC, Bruker’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of Bruker’s consolidated financial statements with generally accepted accounting principles and on the effectiveness of Bruker’s internal control over financial reporting. The Audit Committee is responsible for overseeing and monitoring these practices. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures.

In this context, the Audit Committee reviewed and discussed with management and PwC, among other things, the scope of the audit to be performed, the results of the audit performed, PwC’s audit of Bruker’s internal control over financial reporting and the independent registered public accounting firm’s fees for the services performed. Management represented to the Audit Committee that Bruker’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about Bruker’s audited financial statements included the auditors’ judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures.

The Audit Committee also discussed with PwC other matters required by Auditing Standard 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight, or PCAOB, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. PwC also provided to the Audit Committee written disclosures and the letter required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence. The Audit Committee discussed with PwC the registered public accounting firm’s independence from Bruker and considered the compatibility of non-audit services with PwC’s independence.

Based on the Audit Committee’s discussion with management and PwC, and the Audit Committee’s review of the representations of management and the report of PwC to the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC.

This report is not soliciting material, is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of Bruker under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Audit Committee of the Board of Directors.

John Ornell, Chair

Adelene Q. Perkins

Robert Rosenthal

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board recognizes the interest our stockholders have in the compensation of our executives. In recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are providing our stockholders the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC.

The compensation of our named executive officers is disclosed in the CD&A, the compensation tables, and the related disclosures contained in this Proxy Statement. As described in our CD&A, we have adopted an executive compensation philosophy designed to deliver competitive total compensation, upon the achievement of financial and/or strategic performance objectives, which we believe will attract, motivate and retain leaders who will drive the creation of stockholder value. In order to implement that philosophy, the Compensation Committee has established a disciplined and rigorous process for the adoption of executive compensation programs and individual executive officer pay actions.

We believe that our compensation policies and decisions are focused on pay-for-performance principles, are strongly aligned with the long-term interests of our stockholders and provide an appropriate balance between risk and incentives. Stockholders are urged to read the CD&A section of this Proxy Statement, which discusses in greater detail how our compensation policies and procedures implement our executive compensation philosophy. We are asking our stockholders to indicate their support for our named executive officer compensation, as described in this Proxy Statement, by approval of the following resolution:

“RESOLVED, that the compensation paid to Bruker’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Your vote on this Proposal No. 2 is advisory, and therefore not binding on us, the Compensation Committee, or the Board. However, our Board and our Compensation Committee value input from stockholders and will consider the outcome of the vote when making future executive compensation decisions.

The Board recommends a vote FOR the approval, on an advisory basis, of the 2021 compensation paid to the named executive officers, as disclosed in the CD&A, the compensation tables, and related narratives in this Proxy Statement.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has been our independent registered public accounting firm since June 1, 2016, and has been selected by the Audit Committee of the Board as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Although we are not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so. In the event that the stockholders fail to ratify the appointment, the Audit Committee will investigate the reasons for this failure and will reconsider the appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent public accounting firm during the year if the Audit Committee believes that such a change would be in the best interests of Bruker and our stockholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the 2022 Annual Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate stockholder questions.

The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2022.

Independent Registered Public Accounting Firm

Fees billed to us by our independent registered public accounting firms for fiscal years 2021 and 2020, all of which were approved by the Audit Committee, consisted of the following:

	2021($)	2020($)
Audit Fees	7,656,000	7,918,942
Audit Related Fees	—	—
Tax Fees	2,718,827	2,215,020
All Other Fees	6,701	2,700
Total Fees	10,381,528	10,136,662

Audit Fees. Audit fees for the years ended December 31, 2021 and 2020 were for the audit of our annual consolidated financial statements, including the integrated audit of internal control over financial reporting, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, audits of statutory filings, comfort letter procedures and review of other regulatory filings.

Audit-Related Fees. Audit-related fees include amounts related to accounting consultations and services provided due to other statutory requirements.

Tax Fees. Tax fees for the years ended December 31, 2021 and 2020 were for tax services provided to us, including tax compliance, tax advice and planning.

All Other Fees. All other fees for the years ended December 31, 2021 and 2020 relate to license fees for a web-based accounting research tools.

Audit Committee Pre-Approval Policies and Procedures

In order to ensure that audit and permissible non-audit services proposed to be performed by our independent registered public accounting firm do not impair the auditor’s independence from Bruker, the Audit Committee has adopted, and the Board has ratified, the following pre-approval policies and procedures.

Policies

Before engaging the independent registered public accounting firm to render the proposed service, the Audit Committee must either (i) approve the specific engagement, or specific pre-approval, or (ii) enter into the engagement pursuant to pre-approval policies and procedures established by the Audit Committee, or general pre-approval, provided the policies and procedures are detailed for the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to management. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval. The Audit Committee will add to or subtract from this list of general pre-approved services from time to time, based on subsequent determinations.

Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. Any proposed services exceeding pre-approved cost levels or budgeted amounts also require specific pre-approval by the Audit Committee.

For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s and the PCAOB’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. All such factors are considered as a whole, and no one factor will necessarily be determinative.

The Audit Committee also considers the relationship between fees for audit and permissible non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

The Audit Committee may delegate either type of pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Procedures

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the Audit Committee, even if previously generally pre-approved.

Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and the Executive Vice President and Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

The Audit Committee monitors the performance of all services provided by the independent auditor and assesses whether such services are in compliance with this policy.

PROPOSAL NO. 4

APPROVAL OF BRUKER CORPORATION EMPLOYEE STOCK PURCHASE PLAN

We are asking our stockholders to approve the Bruker Corporation Employee Stock Purchase Plan (“the ESPP”) at the 2022 Annual Meeting. The ESPP was approved by our Board on April 20, 2022, subject to approval by our stockholders.

Approval of the ESPP will allow us to provide some of our employees with the opportunity to acquire an equity interest in the Company through their participation in the ESPP, thereby encouraging them to remain in our service, and more closely aligning their interests with those of our stockholders.

If this Proposal No. 4 is approved by our stockholders, the maximum number of shares of our common stock (“Common Stock”) that may be issued under the ESPP will be 2,500,000 shares, subject to adjustment for certain changes in our capitalization. We do not maintain any other employee stock purchase plans. As of April 7, 2022, a total of 149,291,998 shares of Common Stock were outstanding. The number of shares reserved under the ESPP represents less than 2% of our Common Stock outstanding as of April 7, 2022.

The ESPP will become effective as of July 1, 2022 if it is approved by our stockholders at the 2022 Annual Meeting.

Description of the ESPP

The material features of the ESPP are described below. The following description of the ESPP is a summary only and is qualified in its entirety by reference to the complete text of the ESPP. Stockholders are urged to read the text of the ESPP in its entirety, which is attached to this Proxy Statement as Appendix A.

Purpose

The purpose of the ESPP is to promote the interests of the Company by providing a means by which our employees may be given an opportunity to purchase shares of our Common Stock. The ESPP permits us to grant purchase rights that are intended to qualify as options issued under an “employee stock purchase plan” (as defined in Section 423(b) of the Code), as well as purchase rights that are not intended to so qualify but instead are designed to comply with the requirements of non-U.S. jurisdictions.

Administration

Our Compensation Committee, or such other committee consisting of the members of our Board appointed by the Board, will administer the ESPP. The Board or any such committee will have the power to delegate to one or more subcommittees or one or more individuals (including the Vice President of our Human Resources department) day-to-day administrative authority under the ESPP. Our Compensation Committee, such other committee appointed by the Board and any of their delegate(s) are each considered to be the Plan Administrator for purposes of the ESPP and this Proposal No. 4.

The Plan Administrator has the full authority to construe and interpret the ESPP and to adopt such rules and regulations for administering the ESPP as it may deem necessary or appropriate to implement the Plan. The Plan Administrator has the power, subject to the provisions of the ESPP, to determine how and when rights to purchase Common Stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any of our parent or subsidiary companies will be eligible to participate in the ESPP. The Plan Administrator may authorize one or more offerings under the ESPP that are not designed to comply with Section 423 of the Code and adopt such rules, procedures, or sub-plans under the ESPP to accommodate the requirements of non-U.S. jurisdictions.

Stock Subject to the ESPP

The ESPP provides our employees with the right to purchase shares of Common Stock through payroll deduction (or other contributions, as determined by the Plan Administrator). Subject to adjustment as described below, the maximum number of shares of Common Stock that may be issued under the ESPP will be 2,500,000 shares. Shares purchasable under the ESPP will be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock repurchased by us on the open market.

Offerings

The ESPP will be implemented by a series of successive purchase periods pursuant to which eligible employees who elect to participate in a purchase period will be granted rights to purchase Common Stock. Unless otherwise determined by the Plan Administrator, each purchase period will last for six months. The start date and end date for each purchase period will be established by the Plan Administrator from time to time. The Plan Administrator may establish separate offerings that vary in terms (although not inconsistent with the provisions of the ESPP or the requirements of applicable laws). The last trading day of each purchase period will be designated as a purchase date under the ESPP. On the purchase date, all contributions collected from the participant are automatically applied to the purchase of whole shares of Common Stock, subject to certain limitations described below. Fractional shares will not be issued under the ESPP. Any excess contributions in a participant’s account that would have been used to purchase fractional shares will be automatically held for the purchase of shares of Common Stock on the next purchase date unless the participant timely revokes his or her authorization to have such excess amounts held for the purchase of shares of Common Stock on the next purchase date or we elect to return such contributions to the participant.

Eligibility

Generally, our employees or any participating subsidiary’s employees who are employed on a basis under which they are regularly expected to work for more than 20 hours per week for more than five months per calendar year are eligible to participate in a purchase period under the ESPP upon completion of 30 or more days of service as of the start date of a purchase period. The Plan Administrator may waive one or all of the service requirements. The Plan Administrator may also require a different period of continuous service, but in no event may the required period of continuous service exceed two years. Individuals employed outside the United States may be subject to similar eligibility restrictions, unless prohibited by the laws of the jurisdiction in which they are employees. The Plan Administrator (unless prohibited by law) may provide in any offering that certain of our employees who are “highly compensated” as defined in section 414(q) of the Code based on compensation level or who are officers or subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, are not eligible to participate in the ESPP. Additionally, for any offering that is not intended to qualify under section 423 of the Code, the Plan Administrator may determine that certain employees may not participate if their participation is not advisable or practical for any reason.

No employee will be eligible to participate in the ESPP if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our stock or of any of our parent or subsidiary companies, including any stock that such employee may purchase under all outstanding purchase rights and options. In addition, no employee may purchase more than $25,000 worth of Common Stock (determined based on the fair market value of the shares at the time such rights are granted) under all our employee stock purchase plans and any employee stock purchase plans of our parent or subsidiary companies for each calendar year during which such rights are outstanding.

Although non-employee directors are not eligible to participate in the ESPP, employee directors and executive officers who satisfy the above requirements are eligible to participate in the ESPP, unless otherwise determined by the Plan Administrator in accordance with the terms of the ESPP. Accordingly, each executive officer, other than Dr. Laukien, a greater than 5% stockholder, is eligible to participate in the ESPP, unless otherwise determined by the Plan Administrator in accordance with the terms of the ESPP.

As of April 7, 2022, we had approximately 8,327 employees.

Participation in the ESPP

An eligible employee may enroll in the ESPP by delivering to us, on or before the beginning of a purchase period, all required enrollment forms as prescribed by the Plan Administrator (including a payroll deduction authorization and stock purchase agreement). Each participant will be granted a separate purchase right for each offering in which he or she participates. Unless otherwise determined by the Plan Administrator, an employee’s participation in the ESPP will automatically remain in effect from one purchase period to the next in accordance with the employee’s existing payroll deduction authorization until the employee withdraws from the ESPP, changes the rate of payroll deduction, or the employee’s employment status changes.

Purchase Price

The purchase price per share at which shares of Common Stock are sold on each purchase date will be a percentage (which percentage shall be determined by the Plan Administrator before the beginning of a purchase period and will in no event be less than 90%) of the lower of (i) the fair market value of a share of Common Stock on the first trading day of the applicable purchase period or (ii) the fair market value of a share of Common Stock on the purchase date, provided that the Plan Administrator may decide, prior to the start of any purchase period, to calculate the purchase price for such purchase period solely by reference to the fair market value per share of Common Stock on the applicable purchase date or the first trading day of the purchase period, or based on the greater of such values.

As of April 7, 2022, the closing price of Common Stock as reported on the Nasdaq Global Select Market was $65.35 per share.

Payment of Purchase Price; Contributions

Each participant may authorize us to make payroll deductions of up to 10% from the participant’s salary paid to the participant during the purchase period (unless the Plan Administrator establishes a different maximum percentage prior to the beginning of the applicable purchase period). We will credit these payroll deductions to the participant’s book account under the ESPP. To the extent necessary to comply with local law, the Plan Administrator may permit participants in one or more offerings to contribute to the ESPP by means other than payroll deductions. Unless the Plan Administrator determines otherwise prior to the start date of a purchase period, all funds held or received by us under the ESPP may be used for any corporate purpose until applied to the purchase of Common Stock or refunded to employees and shall not be segregated from our general assets.

Purchase Limits

In connection with each offering made under the ESPP, the maximum number of shares of Common Stock that may be purchased by any single participant on a purchase date shall not exceed 500 shares, unless otherwise determined by the Plan Administrator prior to the purchase period. The Plan Administrator may specify a maximum number of shares of Common Stock that may be purchased by all participants during a purchase period. Any payroll deductions not applied to the purchase of Common Stock by reason of the foregoing limitations will be promptly refunded.

Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the ESPP, then the Plan Administrator will make a pro rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the Common Stock prorated to such individual, will be refunded.

Withdrawal

Participants may irrevocably terminate an outstanding purchase right by delivering a withdrawal form to us in such manner as prescribed by the Plan Administrator, and no further payroll deductions will be collected from the participants with respect to the terminated purchase right. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the Plan Administrator. Upon such withdrawal, such employee’s right to participate in that offering will terminate, and at the employee’s election we will immediately refund to the employee his or her accumulated but unused contributions or hold such contributions for the purchase of shares of Common Stock on the next purchase date. Absent any such election, the payroll deductions collected with respect to the terminated purchase right will be refunded as soon as possible.

An employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in subsequent offerings under the ESPP.

Termination of Eligibility

Unless otherwise required by applicable law, a participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by us or any of our parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, we will distribute as soon as practicable to such individual his or her accumulated but unused contributions. Different rules apply to those participants who cease to remain in active service due to an approved unpaid leave of absence.

Restrictions on Transfer

No purchase rights will be assignable or transferable by the participant, and the purchase rights will be exercisable only by the participant (except by will or the laws of descent).

Changes in Capitalization

In the event that any change is made to our outstanding Common Stock (whether by reason of any recapitalization, stock dividend, stock split, reorganization, merger, consolidation, exchange or combination of shares, spin-off transaction or other change affecting the Common Stock without our receipt of consideration) or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, appropriate adjustments will be made to (i) the maximum number and class of securities issuable under the ESPP, (ii) the maximum number and class of securities purchasable per participant on any purchase date and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right to prevent the dilution or enlargement of benefits thereunder.

Effect of Certain Corporate Transactions

In the event of a change in control, the Plan Administrator may take such action as deemed appropriate, including (i) having the successor entity (or its parent or subsidiary corporation) assume our obligations under the ESPP and the outstanding purchase rights, (ii) accelerating the next purchase date in the then current offering period to a date immediately before the closing date of the change in control (or such prior date as determined by the Plan Administrator) and applying the accumulated payroll deductions to the purchase of shares of Common Stock at the purchase price in effect for that offering period or (iii) terminating all outstanding purchase rights and refunding all accumulated payroll deductions.

For purposes of the ESPP, a change in control generally will be deemed to occur under one or more of the following circumstances: (i) within one year of any merger, consolidation, sale of a substantial part of our assets, or contested election, or a combination of the foregoing (a “Transaction”), our incumbent directors before such transaction no longer constitute a majority of our or any successor entity’s board of directors; (ii) we do not survive as an entity as a result of a Transaction or shares of Common Stock are changed into shares of another corporation (unless our stockholders prior to the Transaction own a majority of the outstanding shares of such other corporation immediately following the Transaction); (iii) any person(s) and affiliates of such persons who used to own less than 20% of the then outstanding Common Stock acquire at least 50% of outstanding Common Stock; (iv) we are dissolved or liquidated, as approved by our stockholders; or (v) the incumbent members of our Board cease to represent at least two-thirds of the Board, subject to certain exceptions.

Duration, Amendment and Termination

Our Board may alter, amend, suspend, or terminate the ESPP at any time. Currently, the ESPP is set to terminate upon the earliest of (i) July 1, 2032, (ii) the date on which all shares of Common Stock available for issuance under the ESPP have been sold pursuant to purchase rights exercised under the ESPP or (iii) the date on which all purchase rights are exercised in connection with a change in control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the ESPP following its termination.

The Board may not, without approval of our stockholders, (i) increase the number of shares of Common Stock issuable under the ESPP (with the exception of permissible adjustments in the event of changes to our capitalization) or (ii) change the class of corporations that may be designated as participating corporations under the ESPP.

New Plan Benefits

Since participation in the ESPP is voluntary and the amounts of future stock purchases are based upon elections made by eligible employees subject to the terms and limits of the ESPP, the benefits or amounts that will be received by any individual or group of individuals under the ESPP in the future are not determinable.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to participants and to us with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences for any participant may depend on his or her particular situation, each participant should consult his or her tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of Common Stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness and the satisfaction of our tax reporting obligations.

Rights granted under the ESPP to U.S. participants are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan that qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sale price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

There are no federal income tax consequences to us by reason of the grant or exercise of rights under the ESPP. We are entitled to a deduction to the extent that amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

The Board recommends a vote FOR the approval of the Bruker Corporation Employee Stock Purchase Plan.

OTHER INFORMATION

Stockholder Communications

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond as it deems appropriate. J. Brent Alldredge, the Secretary of Bruker, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that Mr. Alldredge considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we may receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board or an individual director should address such communications to J. Brent Alldredge, Secretary, at Bruker Corporation, 40 Manning Road, Billerica, MA 01821.

Time for Submission of Stockholder Proposals

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may submit proposals for inclusion in Bruker’s Proxy Statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to Bruker in a timely manner.

In order to submit a proposal for inclusion in the proxy materials for the 2023 Annual Meeting of Stockholders, a stockholder must do so in accordance the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received by us no later than December 23, 2022.

Additionally, under our Amended and Restated Bylaws, no business may be brought before an annual meeting unless it is specified in the notice of meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to J. Brent Alldredge, Secretary, at Bruker Corporation 40 Manning Road, Billerica, MA 01821 (containing certain information specified in the Amended and Restated Bylaws) not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting (i.e. with respect to the 2023 Annual Meeting, no earlier than February 1, 2023 and no later than March 3, 2023).

Other Matters

Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this Proxy Statement. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

Annual Report

A copy (without exhibits) of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 is included in the 2021 Annual Report provided to stockholders with this Proxy Statement. We will provide an additional copy of the 2021 Annual Report (without exhibits) to any stockholder, without charge, upon written request of such stockholder. Such requests should be addressed to the attention of Investor Relations at Bruker Corporation, 40 Manning Road, Billerica, Massachusetts 01821.

By order of the Board

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

Appendix A

BRUKER CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

(Effective July 1, 2022)

I.	PURPOSE OF THE PLAN

This Employee Stock Purchase Plan is intended to promote the interests of Bruker Corporation (the “Company”) by providing eligible employees with the opportunity to acquire a proprietary interest in the Company through participation in a payroll-deduction based employee stock purchase plan intended to meet the requirements of section 423 of the Code. The Plan also authorizes offerings that are not intended to comply with the requirements of section 423 of the Code but that are designed to comply with the requirements of jurisdictions outside the United States.

Capitalized terms herein shall have the meanings assigned to such terms in Article II.

II.	DEFINITIONS

The following definitions shall be in effect under the Plan:

A. BASE SALARY shall mean, unless otherwise determined by the Plan Administrator, the regular base salary paid to a Participant by one or more Participating Companies during such individual’s period of participation in the Plan, plus any pre-tax contributions made by the Participant to any cash-or-deferred arrangement that meets the requirements of section 401(k) of the Code or any cafeteria benefit program that meets the requirements of section 125 of the Code, now or hereafter established by the Company or any Corporate Affiliate. The following items of compensation shall not be included in Base Salary: (i) all overtime payments, bonuses, commissions (other than those functioning as base salary equivalents), profit-sharing distributions and other incentive-type payments and (ii) any and all contributions (other than contributions subject to sections 401(k) and 125 of the Code) made on the Participant’s behalf by the Company or any Corporate Affiliate under any employee benefit or welfare plan now or hereafter established.

B. BOARD shall mean the Company’s Board of Directors.

C. CHANGE IN CONTROL shall be deemed to have occurred under any one or more of the following conditions:

(i) if, within one year of any merger, consolidation, sale of a substantial part of the Company’s assets, or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of Directors (x) of the Company or (y) of any successor to the Company, or (z) if the Company becomes a subsidiary of or is merged into or consolidated with another corporation, of such corporation (the Company shall be deemed a subsidiary of such other corporation if such other corporation owns or controls, directly or indirectly, a majority of the combined. voting power of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors);

(ii) if, as a result of a Transaction, the Company does not survive as an entity, or its shares of Common Stock are changed into the shares of another corporation unless the stockholders of the Company immediately prior to the Transaction own a majority of the outstanding shares of such other corporation immediately following the Transaction;

(iii) if, after the Effective Date, any person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than twenty percent (20%) of the then outstanding Common Stock of the Company, shall acquire, whether by purchase, exchange, tender offer, merger, consolidation or otherwise, such additional shares of the Company’s Common Stock in one or more transactions, or series of transactions, such that following such transaction or transactions, such person or group and affiliates beneficially own at least fifty percent (50%) of the Company’s Common Stock outstanding;

(iv) the dissolution or liquidation of the Company is approved by its stockholders; or

(v) if the members of the Board as of the Effective Date (the “Incumbent Board”) cease to represent at least two-thirds of the Board; provided, that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by at least two-thirds of the members comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this paragraph (v), treated as though such person were a member of the Incumbent Board..

D. CODE shall mean the Internal Revenue Code of 1986, as amended.

E. COMMON STOCK shall mean the Company’s common stock.

F. COMPANY shall mean Bruker Corporation, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Bruker Corporation, which shall, by appropriate action, adopt the Plan.

G. CORPORATE AFFILIATE shall mean any parent or subsidiary of the Company (as determined in accordance with section 424 of the Code, whether now existing or subsequently established or acquired). In addition, with respect to offerings not intended to comply with the requirements of section 423 of the Code, Corporate Affiliate shall include any entity in which the Company has a direct or indirect equity interest.

H. EFFECTIVE DATE shall mean July 1, 2022.

I. ELIGIBLE EMPLOYEE shall mean any person who is engaged, on a regularly-scheduled basis of more than twenty (20) hours per week for more than five (5) months per calendar year, in the rendition of personal services to any Participating Company as an employee for earnings considered wages under section 3401(a) of the Code or as otherwise determined by the Plan Administrator; provided, however, that the Plan Administrator may, prior to the start of the applicable purchase period, waive one or both of the twenty (20) hour and five (5) month service requirements.

J. EXCHANGE ACT shall mean the Securities Exchange Act of 1934, as amended.

K. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

L. GRANT DATE for a purchase period shall mean the first Trading Day of such purchase period.

M. PARTICIPANT shall mean any Eligible Employee of a Participating Company who is actively participating in the Plan.

N. PARTICIPATING COMPANY shall mean the Company and each Corporate Affiliate that is authorized, in accordance with Section VI.B. of the Plan, to extend the benefits of the Plan to its Eligible Employees.

O. PLAN shall mean this Bruker Corporation Employee Stock Purchase Plan.

P. PLAN ADMINISTRATOR shall mean the Compensation Committee of the Board or such other committee consisting of members of the Board appointed by the Board to administer the Plan. Subject to the foregoing, the Board or such committee may delegate authority to one or more subcommittees or to one or more individuals (including, for example, the Company’s Chief Financial Officer and the Vice President of the Company’s Human Resources department, acting together) for day-to-day administration, in each case, as the Board or such committee deems appropriate and as consistent with applicable law, and such delegate(s) shall be considered “Plan Administrator” for purposes of this Plan.

Q. PURCHASE DATE shall mean the last Trading Day of each purchase period.

R. TRADING DAY shall mean a day on which the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock is open for trading.

III.	ADMINISTRATION OF THE PLAN

A. The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate in order to implement the Plan or to comply with the requirements of section 423 of the Code. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

B. The Plan Administrator may authorize one or more offerings under the Plan that are not designed to comply with the requirements of section 423 of the Code but with the requirements of the foreign jurisdictions in which those offerings are conducted. Such offerings shall be separate from any offerings designed to comply with the requirements of section 423 of the Code but may be conducted concurrently with those offerings. In no event, however, shall the terms and conditions of any offering contravene the express limitations and restrictions of the Plan, and to the extent required by section 423 of the Code, the Participants in each separate offering shall have equal rights and privileges under that offering in accordance with the requirements of section 423(b)(5) of the Code and the applicable Treasury Regulations thereunder.

C. Notwithstanding any provision to the contrary in the Plan, the Plan Administrator may adopt such rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States.

IV.	STOCK SUBJECT TO PLAN

A. The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 2,500,000 shares as of the Effective Date.

B. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

V.	PURCHASE/HOLDING PERIODS

A. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

B. Except as otherwise provided in Article XI or as otherwise provided by the Plan Administrator, each purchase period shall have a duration of six (6) months. The start date and end date for each purchase period shall be established by the Plan Administrator from time to time.

VI.	ELIGIBILITY

A. Each individual who (i) is an Eligible Employee on the Grant Date for a purchase period and (ii) has completed thirty (30) days of service (or such other period of service as determined by the Plan Administrator, but not exceeding two (2) years of service) with the Company or any Corporate Affiliate prior to such Grant Date shall be eligible to participate in the Plan for that purchase period. Notwithstanding the foregoing, the Plan Administrator may determine to exclude from participation in the Plan, or from participation in any offering, (a) Eligible Employees who are “highly compensated employees” within the meaning of section 414(q) of the Code based on compensation level or who are officers or subject to the disclosure requirements of section 16(a) of the Exchange Act, and (b) with respect to any offering not intended to comply with the requirements of section 423 of the Code, Eligible Employees to the extent the Plan Administrator has determined that participation of such Eligible Employees is not advisable or practicable for any reason.

B. Each U.S. corporation that is a Corporate Affiliate as of the Effective Date has been designated as a Participating Company. Each U.S. corporation that becomes a Corporate Affiliate after the Effective Date shall automatically become a Participating Company effective as of the Grant Date for the first purchase period coincident with or next following the date on which it becomes such a Corporate Affiliate, unless the Plan Administrator determines otherwise prior to the Grant Date of that purchase period. Any other entity that is a Corporate Affiliate as of the Effective Date or becomes a Corporate Affiliate after the Effective Date and any Corporate Affiliate whose participation in the Plan is delayed by the Plan Administrator under the preceding sentence shall become a Participating Company when authorized by the Plan Administrator to extend the benefits of the Plan to its Eligible Employees.

C. To participate in the Plan for a particular purchase period, the Eligible Employee must complete and submit enrollment forms prescribed by the Plan Administrator (including a payroll deduction authorization and Stock Purchase Agreement) in accordance with enrollment procedures prescribed by the Plan Administrator (which may include accessing a third-party administrator’s website and enrolling electronically) on or before the Grant Date. Unless otherwise specified by the Plan Administrator, once an Eligible Employee timely submits the properly completed enrollment forms, the Eligible Employee’s participation in the Plan will automatically remain in effect from one purchase period to the next in accordance with the Eligible Employee’s payroll deduction authorization (including any designated rate of payroll deduction) unless and until such Eligible Employee withdraws from the Plan, changes the rate of the Eligible Employee’s payroll deduction, or the Eligible Employee’s employment status changes.

VII.	PAYROLL DEDUCTIONS

A. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be any multiple of one percent (1%) of the Base Salary paid to the Participant during each purchase period, up to a maximum of ten percent (10%) unless the Plan Administrator establishes a different maximum percentage prior to the Grant Date for the applicable purchase period (subject to the limitations of Article VIII). The deduction rate so authorized shall continue in effect for the entire purchase period except for changes effected in accordance with the following guidelines:

(i) The Participant may, at any time during the purchase period, reduce the Participant’s rate of payroll deduction to become effective as soon as possible after submitting the appropriate form with the Plan Administrator. Unless otherwise determined by the Plan Administrator, the Participant may not, however, effect more than one such reduction per purchase period.

(ii) The Participant may at any time reduce the Participant’s rate of payroll deduction under the Plan to zero percent (0%). Such reduction shall become effective as soon as possible after submitting the appropriate form with the Plan Administrator. The Participant’s existing payroll deductions shall be applied to the purchase of shares of Common Stock on the next scheduled Purchase Date unless the Participant’s participation in the Plan has terminated in accordance with Section VIII.F.

(iii) The Participant may, at any time during the purchase period, increase the rate of payroll deduction (up to the maximum percentage limit for that purchase period) to become effective for the next purchase period.

B. Payroll deductions shall begin on the first pay day administratively feasible following the Grant Date of a purchase period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account unless otherwise required by the terms governing that purchase period. Unless the Plan Administrator determines otherwise prior to the start of the applicable purchase period, the amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Company and used for general corporate purposes.

C. Payroll deductions collected in a currency other than U.S. Dollars shall be converted into U.S. Dollars on the last day of the purchase period in which collected, with such conversion to be based on an exchange rate determined by the Plan Administrator in its sole discretion.

D. Payroll deductions shall automatically cease upon the termination of the Participant’s purchase right in accordance with the provisions of the Plan.

E. To the extent necessary to comply with local law, the Plan Administrator may permit Participants in one or more offerings to make contributions to the Plan by means other than payroll deductions.

VIII.	PURCHASE RIGHTS

A. Grant of Purchase Right. A Participant shall be granted a separate purchase right on the Grant Date of each purchase period in which the Participant participates. The purchase right shall provide the Participant with the right to purchase shares of Common Stock on the Purchase Date upon the terms set forth below.

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of section 424(d) of the Code) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Corporate Affiliate.

B. Exercise of the Purchase Right. Each purchase right shall be automatically exercised on the Purchase Date, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than any Participant whose payroll deductions have previously been refunded in accordance with the Termination of Purchase Right provisions below) on such date. The purchase shall be affected by applying the Participant’s payroll deductions for the purchase period ending on such Purchase Date to the purchase of whole shares of Common Stock (subject to the limitation on the maximum number of shares purchasable per Participant on any one Purchase Date) at the purchase price in effect for that purchase period. For the avoidance of doubt, fractional shares will not be issued under the Plan, unless otherwise determined by the Plan Administrator and provided under the applicable offering document. Any excess contributions in a Participant’s account that would have been used to purchase fractional shares will be automatically held for the purchase of shares of Common Stock on the next Purchase Date unless the Participant timely revokes such Participant’s authorization to have such excess amounts held for the purchase of shares of Common Stock on the next Purchase Date or the Company elects to return such contributions to the Participant.

C. Purchase Price. Until such time as otherwise determined by the Plan Administrator, the purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date shall be equal to ninety percent (90%) (or such greater percentage as may be determined by the Plan Administrator prior to the commencement of a purchase period) of the lower of (i) the Fair Market Value per share of Common Stock on the Grant Date for the purchase period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date; provided that the Plan Administrator may determine prior to the start of any purchase period to calculate the purchase price for such purchase period solely by reference to the Fair Market Value per share of Common Stock on the applicable Purchase Date or Grant Date, or based on the greater (rather than the lesser) of such values.

D. Number of Purchasable Shares. The number of shares of Common Stock purchasable by a Participant on each Purchase Date shall be the number of shares obtained by dividing the amount collected from the Participant through payroll deductions during the purchase period ending with that Purchase Date by the purchase price in effect for that Purchase Date. Notwithstanding the foregoing and subject to the limitations described in Article IX, in connection with any purchase period, the maximum number of shares of Common Stock that a single Participant can purchase on the Purchase Date shall not exceed 500, unless the Plan Administrator establishes a different maximum number prior to the Grant Date for the applicable purchase period. In connection with each offering, the Plan Administrator may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such offering.

E. Excess Payroll Deductions. Any payroll deductions not applied to the purchase of Common Stock by reason of any limitation on the maximum number of shares purchasable by the Participant on the Purchase Date (whether such limitation is pursuant to Section VIII.D, Article IX or otherwise) shall be promptly refunded.

F. Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:

(i) A Participant may, no later than fifteen (15) days (or such other period as determined by the Plan Administrator) prior to a Purchase Date for a purchase period, terminate an outstanding purchase right by submitting the prescribed form in accordance with procedures prescribed by the Plan Administrator (which may include accessing a third party administrator’s website and electronically electing to withdraw), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the purchase period in which such termination occurs shall, at the Participant’s election, be immediately refunded or held for the purchase of shares of Common Stock on the next Purchase Date. If no such election is made at the time such purchase right is terminated, then the payroll deductions collected with respect to the terminated right shall be refunded as soon as possible.

(ii) The termination of a purchase right shall be irrevocable, and the Participant may not subsequently rejoin the purchase period for which the terminated purchase right was granted. In order to resume participation in any subsequent purchase period, such individual must re-enroll in the Plan (in accordance with procedures prescribed by the Plan Administrator) on or before the Grant Date of the new purchase period.

(iii) Should a Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while the Participant’s purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions for the purchase period in which the purchase right so terminates shall be immediately refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the election, exercisable up until the Purchase Date for the purchase period in which such leave commences, to (a) withdraw all the funds in the Participant’s payroll account at the time of the commencement of such leave or (b) have such funds held for the purchase of shares of Common Stock at the end of such purchase period. In no event, however, shall any further payment deductions be added to the Participant’s account during such leave unless otherwise required by applicable law. Upon the Participant’s return to active service (x) within three (3) months following the commencement of such leave; or (y) prior to the expiration of any longer period for which such Participant is provided with reemployment rights by statute or contract, the Participant’s payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began. An individual who returns to active employment following a leave of absence which exceeds in duration the applicable (x) or (y) time period above will, unless otherwise required by applicable law, be treated as a new Eligible Employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (in accordance with procedures prescribed by the Plan Administrator) on or before the start of the next purchase period.

G. Proration of Purchase Rights. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares of Common Stock on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

H. Change in Control. In the event that a Change in Control occurs during a purchase period, the Plan Administrator may take such action as it deems appropriate, including (without limitation) (i) providing that each outstanding purchase right will terminate as of a date prior to the effective date of the Change in Control and all payroll deductions of each Participant accumulated during such purchase period (and not previously applied to the purchase of shares of Common Stock) shall be refunded to the Participant; (ii) providing that a Purchase Date shall automatically occur immediately prior to the effective date of the Change in Control (or such prior date determined by the Plan Administrator), and each purchase right outstanding at that time shall thereupon be exercised by applying the payroll deductions of each Participant for the purchase period in which such Change in Control occurs to the purchase of shares of Common Stock at the purchase price per share in effect for that purchase period pursuant to the purchase price formula provisions of Section VIII.C; or (iii) providing that each outstanding purchase right will be assumed or an equivalent right will be substituted by the successor corporation (or parent or subsidiary thereof).

I. ESPP Brokerage Account. The Plan Administrator shall have the discretionary authority to require that the shares of Common Stock purchased on behalf of each Participant be deposited directly into a brokerage account which the Company shall establish for the Participant at a Company-designated brokerage firm (the “ESPP Brokerage Account”). Except as otherwise provided below, the deposited shares of Common Stock may not be transferred (either electronically or in certificate form) from the ESPP Brokerage Account until the later of the following two periods: (i) the end of the two (2)-year period measured from the Participant’s entry date into the offering period in which the shares of Common Stock were purchased and (ii) the end of the one (1)-year measured from the actual purchase date of those shares. Such limitation shall apply both to transfers to different accounts with the same ESPP broker and to transfers to other brokerage firms. Any shares of Common Stock held for the required holding period may be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms.

The foregoing procedures shall not in any way limit when the Participant may sell the Participant’s shares. Those procedures are designed solely to assure that any sale of shares of Common Stock prior to the satisfaction of the required holding period is made through the ESPP Brokerage Account. In addition, the Participant may request a stock certificate or share transfer from the Participant’s ESPP Brokerage Account prior to the satisfaction of the required holding period should the Participant wish to make a gift of any shares of Common Stock held in that account. However, shares may not be transferred (either electronically or in certificate form) from the ESPP Brokerage Account for use as collateral for a loan, unless those shares of Common Stock have been held for the required holding period.

The foregoing procedures shall apply to all shares of Common Stock purchased by the Participant under the Plan, whether or not the Participant continues in Eligible Employee status.

J. Assignability. During the Participant’s lifetime, the purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant (other than by will or the laws of descent).

K. Stockholder Rights. A Participant shall have no stockholder rights (including any voting or dividend rights) with respect to the shares of Common Stock subject to an outstanding purchase right until the shares of Common Stock are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

L. Withholding. The Company’s obligation to deliver shares of Common Stock upon the exercise of a purchase right hereunder shall be subject to the satisfaction of all applicable federal, state, local and foreign taxes and other amounts required to be withheld, collected or accounted for. The Company shall, to the extent permitted by law, have the right to deduct any such taxes or other amounts from any payment of any kind otherwise due to the Participant. The Plan Administrator may, in its sole discretion and subject to such terms as the Plan Administrator may approve, withhold shares of Common Stock otherwise issuable hereunder in satisfaction of all or a portion of such taxes or amounts.

IX.	ACCRUAL LIMITATIONS

A. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of section 423 of the Code) of the Company or any Corporate Affiliate, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Company or any Corporate Affiliate (determined on the basis of the Fair Market Value of such stock on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B. For purposes of applying such accrual limitations, the following provisions shall be in effect:

(i) The right to acquire Common Stock under each outstanding purchase right shall accrue on the Purchase Date in effect for the purchase period for which such right is granted.

(ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to $25,000 worth of Common Stock (determined on the basis of the Fair Market Value of such stock on the date or dates of grant) for each calendar year such rights were at any time outstanding.

C. If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular purchase period, then the payroll deductions which the Participant made during that purchase period with respect to such purchase right shall be promptly refunded.

D. In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

X.	EFFECTIVE DATE AND TERM OF THE PLAN

A. The Plan was approved by the Board on April 20, 2022. Subject to approval by the Company’s stockholders, the Plan shall be effective as of the Effective Date.

B. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the tenth (10th) anniversary of the Effective Date, (ii) the date on which all shares of Common Stock available for issuance under the Plan have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Change in Control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following its termination.

XI.	AMENDMENT OF THE PLAN

The Board may alter, amend, suspend or discontinue the Plan at any time for any reason. However, the Board may not, without the approval of the Company’s stockholders, (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Company’s capitalization or (ii) change the class of corporations that may be designated as Participating Companies.

XII.	GENERAL PROVISIONS

A. All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

B. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Company or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

C. Notwithstanding anything in the Plan to the contrary and subject to the provisions of section 423 of the Code and applicable law, the Plan Administrator may, at any time (during or following termination of employment for any reason), require the cancellation or forfeiture of a purchase right or the forfeiture and repayment to the Company of any gain related to a purchase right and the subsequent sale of shares of Common Stock, upon such terms and conditions as may be determined by the Plan Administrator from time to time, including, without limitation, in the event that a Participant, during employment, shall engage in activity detrimental to the business of the Company. For purposes of this Section XII.C., “detrimental activity” shall include: (i) any violation by the Participant of the terms of a non-compete agreement with the Company, if any; (ii) any disclosure by the Participant of confidential or proprietary business information of the Company to any person or entity, including, but not limited to, a competitor, vendor or customer, without appropriate authorization from the Company; (iii) any material violation by the Participant of any rules, policies, procedures or guidelines of the Company; (iv) directly or indirectly soliciting any employee of the Company to terminate employment with the Company, except as desired by the Company; (v) directly or indirectly soliciting or accepting business from any customer or potential customer other than through the Company, or encouraging any customer, potential customer or supplier of the Company to reduce the level of business it does with the Company; or (vi) engaging in any other conduct or act that is determined to be injurious, detrimental or prejudicial to any significant interest of the Company. In addition, notwithstanding anything in the Plan to the contrary, the Plan Administrator may also require the cancellation or forfeiture of a purchase right or the forfeiture and repayment to the Company, in whole or in part, of any gain related to a purchase right and the subsequent sale of shares of Common Stock, upon such terms and conditions as may be required by the Plan Administrator or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded.

D. The provisions of the Plan shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

BRUKER CORPORATION C/O AMERICAN STOCK TRANSFER 6201 FIFTEENTH AVENUE BROOKLYN, NY 11219 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 31, 2022. Have the proxy card in hand when accessing the web site and follow the instructions to obtain records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BRKR2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit voting instructions up until 11:59 P.M. Eastern Time on May 31, 2022. Have the proxy card in hand when calling and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR each of the following director nominees: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. 1. Election of three directors to serve for a three-year term expiring in 2025. Nominees 01) Bonnie H. Anderson 02) Frank H. Laukien, Ph.D. 03) John Ornell 04) Richard A. Packer The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. Approval on an advisory basis of the 2021 compensation of our named executive officers, as discussed in the Proxy Statement. 3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. 4. Approval of the Bruker Corporation Employee Stock Purchase Plan. NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000559144_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com BRUKER CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Frank H. Laukien, Gerald Herman and J. Brent Alldredge, or any one of them, with power of substitution, Proxies to vote at the Bruker Corporation Annual Meeting of Stockholders on June 1, 2022 (the "2022 Annual Meeting") and any adjournments or postponements thereof, all shares of common stock of Bruker Corporation that the undersigned is entitled to vote at such meeting on matters which may come before the 2022 Annual Meeting in accordance with and as more fully described in the Notice of Annual Meeting of Stockholders and the Proxy Statement. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast "FOR" each of the nominees for director in Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3, and "FOR" Proposal 4, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the named Proxies on any other matter that may properly come before the meeting and any adjournment or postponement thereof. Continued and to be signed on reverse side 0000559144_2 R1.0.0.24